CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
1.625% Notes due 2019	$1,250,000,000	$144,875

(1)	The filing fee of $144,875 is calculated in accordance with Rule 457(r) under the Securities Act of 1933.

Filed pursuant to Rule 424(b)(5)
Registration Statement No. 333-200788

PROSPECTUS SUPPLEMENT (To Prospectus dated December 8, 2014)

$1,250,000,000 1.625% Notes due 2019

____________________________________________

We will pay interest on the notes due 2019 (the “notes”) at a rate of 1.625% per year. We will pay interest on the notes on May 3 and November 3 of each year, beginning on May 3, 2017.

At our option, we may redeem the notes at any time, in whole or in part, from time to time, at a redemption price equal to their principal amount plus a “make-whole” premium, if any, as set forth in this prospectus supplement under “Description of the Notes - Redemption - Optional Redemption.”

We may also redeem all of the notes at any time at a price equal to 100% of their principal amount in the event of certain tax law changes requiring the payment of additional amounts as described herein. See “Description of the Notes - Redemption - Optional Tax Redemption.”

We will pay accrued and unpaid interest, if any, on the principal amount of the notes so redeemed and any other amounts payable to the date of redemption. The notes will not be subject to any sinking fund requirements. The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000. See “Description of the Notes.”

The notes will be our unsecured and unsubordinated obligations, and will rank equally with each other and with all of our existing and future unsecured and unsubordinated debt obligations.

We do not intend to list the notes on any securities exchange or automated quotation system.

Investing in the notes involves risks. Prior to making a decision about investing in the notes, you should consider carefully the specific factors that are described in the “Risk Factors” section beginning on page S-7 of this prospectus supplement and page 6 of the attached prospectus.

____________________________________________

	Price to Public(1)	Underwriting Discount	Proceeds, Before Expenses, to Orange(1)
Per note………………………………..	99.854%	0.25%	99.604%
Total…………………………………...	$1,248,175,000	$3,125,000	$1,245,050,000

(1)    Accrued interest will be paid to the public by Orange from November 3, 2016 if settlement occurs after that date.

None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the attached prospectus. Any representation to the contrary is a criminal offense.

____________________________________________

The underwriters expect to deliver the notes to purchasers in book-entry form only through the facilities of The Depository Trust Company (“DTC”) for the accounts of its direct and indirect participants (including Euroclear Bank S.A./N.V. (“Euroclear”), as operator of the Euroclear System, and Clearstream Banking S.A. (“Clearstream”)) against payment on or about November 3, 2016.

BofA Merrill Lynch
J.P. Morgan
Morgan Stanley
MUFG

The date of this prospectus supplement is October 25, 2016.

Prospectus Supplement

               We are responsible for the information contained or incorporated by reference in this prospectus supplement, the attached prospectus and any related free-writing prospectus we prepare or authorize. We have not, and the underwriters have not, authorized any other person to provide you with any other information, and we take no responsibility for any other information that others may give you. We are not, and the underwriters are not, making an offer to sell these notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement, the attached prospectus and the documents incorporated by reference herein or therein, is accurate as of any date other than the date on the front of these documents. Our business, financial condition, results of operations and prospects may have changed since that date.

               As used herein, the terms “Company,” “Orange,” “Orange group,” the “Group,” “we,” “our,” “ours” and “us,” unless the context otherwise requires, refer to Orange together with its consolidated subsidiaries, and “Orange S.A.” or the “Issuer” refer to the parent company, a French société anonyme (corporation), without its subsidiaries.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

This prospectus supplement, including the documents incorporated herein by reference, and the attached prospectus contain forward-looking statements (within the meaning of Section 27A of the U.S. Securities Act of 1933 (the “Securities Act”) or Section 21E of the U.S. Securities Exchange Act of 1934 (the “Exchange Act”)) about us, including, without limitation, certain statements made in “Item 5. Operating and financial review and prospects,” as well as in “Item 4.B Business overview” of our 2015 Annual Report on Form 20-F, as defined below. Forward-looking statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “is expected to,” “will,” “should,” “seeks,” “anticipates,” “outlook,” “target,” “objective,” or similar expressions or the negative thereof or other variations thereof or comparable terminology, or by the forward-looking nature of discussions of strategy, plans or intentions. Although we believe these statements are based on reasonable assumptions, these forward-looking statements are subject to numerous risks and uncertainties, including matters not yet known to us or not currently considered material by us, and there can be no assurance that anticipated events will occur or that the objectives set out will actually be achieved. Forward-looking statements speak only as of the date they are made. Other than as required by law, Orange does not undertake any obligation to update them in light of new information or future developments.

Important factors that could cause actual results to differ materially from the results anticipated in the forward-looking statements include, among others:

•    the success of Orange’s Essentials2020 strategic plan and more generally, Orange’s strategy, particularly its ability to maintain control over customer relations when facing competition with the “Over The Top” players;

•    risks related to technical infrastructure and information and communications technology systems generally, including in particular networks or software failures due to cyberattacks, damage to networks caused by natural disasters, voluntary acts or other reasons;

•    loss or disclosure to third parties of customers data and various scams that may target Orange or its customers, and damage its image;

•    risks related to Orange’s use of all-IP technologies and its Internet Service Provider and hosting activities as well as its new activities in the field of mobile financial services that are facing new types of risks compared to those that the telecommunications sector historically faced;

•    Orange’s ability to withstand intense competition in mature markets and business activities;

•    Orange’s ability to cope with the massive wave of retirements expected to occur in France in the near future and the results of its human resources program;

•    Orange’s ability to capture growth opportunities in emerging markets and the risks specific to those markets;

•    Orange’s ability to effectively integrate companies that could be acquired through the consolidation of the telecommunications industry in Europe;

•    health concerns surrounding exposure to electromagnetic fields and telecommunications equipment and devices;

•    fiscal and regulatory constraints and changes, and the results of litigation regarding regulations, competition and other matters;

•    the success of Orange’s French and international investments, joint ventures and strategic partnerships in situations in which it may not have control of the enterprise, and in countries presenting additional risk;

•    the occurrence of another financial crisis affecting global markets and causing a deterioration in the macroeconomic situation;

•    anticipated or actual changes in Orange’s credit ratings;

•    Orange’s ability to access capital markets and the state of capital markets in general;

•    exchange rate or interest rate fluctuations;

•    credit and/or counterparty risks on financial transactions;

•    changes in assumptions underlying the carrying amount value of certain assets and resulting in their impairment;

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•    potential change in the shareholding of Orange by the public sector, as well as the existence of double voting rights for the Orange shares held in registered form for at least two years; and

•    the effects of the vote by the United Kingdom to leave the European Union (referred to as Brexit).

We urge you to carefully review and consider the various disclosures we make in this prospectus supplement and the attached prospectus, including the documents incorporated by reference, concerning the factors that may affect our business, including the disclosures made in “Item 3. Key Information—3.D Risk factors,” “Item 5. Operating and financial review and prospects,” and “Item 11. Quantitative and qualitative disclosures about market risk” in our 2015 Form 20-F, as defined below.

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INCORPORATION OF INFORMATION WE FILE WITH THE SEC

We have filed with the SEC a registration statement on Form F-3 relating to the notes covered by this prospectus supplement and the attached prospectus. This prospectus supplement and the attached prospectus are part of that registration statement and do not contain all the information in the registration statement. Whenever a reference is made in this prospectus supplement and in the attached prospectus to a contract or other document of the Group, the reference is only a summary. You should refer to the exhibits that are part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site (http://www.sec.gov).

The SEC allows us to incorporate by reference the information we file with them, which means that:

•    incorporated documents are considered part of this prospectus supplement and the attached prospectus;

•    we can disclose important information to you by referring to those documents; and

•    information that we file with the SEC in the future and incorporate by reference herein will automatically update and supersede information in this prospectus supplement and the attached prospectus and information previously incorporated by reference herein and therein.

The information that we incorporate by reference is an important part of this prospectus supplement and the attached prospectus.

Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. Any statement contained in such incorporated documents shall be deemed to be modified or superseded for the purpose of this prospectus supplement and the attached prospectus to the extent that a subsequent statement contained in another document we incorporate by reference at a later date modifies or supersedes that statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate herein by reference:

•    our Annual Report on Form 20-F for the year ended December 31, 2015 (File No. 001-14712), filed with the SEC on April 4, 2016 (the “2015 Form 20-F”);

•    our report on Form 6-K filed with the SEC on October 25, 2016, containing our condensed consolidated interim financial statements and operating and financial review for the six-month period ended June 30, 2016, further information about recent developments in our business, our ratio of earnings to fixed charges and a statement of computation of such ratio, that expressly states that we incorporate it by reference in the registration statement on Form F-3 of which this prospectus supplement and attached prospectus are a part; and

•    Any document filed in the future with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and until this offering is completed. Any report on Form 6-K that we furnish to the SEC on or after the date of this prospectus supplement (or portions thereof) is incorporated by reference in this prospectus supplement and the attached prospectus only to the extent that the report expressly states that we incorporate it (or such portions) by reference in this prospectus supplement and the attached prospectus and that it is not subsequently superseded.

You may request a copy of documents incorporated by reference at no cost, by contacting us orally or in writing at the following address and telephone number: Investor Relations, 78 rue Olivier de Serres, 75015 Paris, France, tel: +33-1-44-44-22-22.

The 2015 Form 20-F and any other information incorporated by reference is considered to be a part of this prospectus supplement and the attached prospectus. The information in this prospectus supplement and the attached prospectus, to the extent applicable, automatically updates and supersedes the information in the 2015 Form 20-F.

You should rely only on the information that we incorporate by reference or provide in this prospectus supplement and the attached prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of the notes in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus supplement or the attached prospectus is accurate as of any date other than the date on the front of those documents.

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SUMMARY

This summary does not contain all of the information that may be important to you. You should read carefully the entire prospectus supplement, the attached prospectus and the additional documents incorporated by reference herein and therein for more information about us.

Introduction

Orange S.A., formerly France Telecom, is a société anonyme incorporated under the laws of France. Orange is one of the world’s leading telecommunications operators with 156,000 employees worldwide, including 97,000 employees in France, revenues of 30.401 billion euros in the first nine months of 2016 and revenues of 40.236 billion euros for the fiscal year 2015. Orange is also a leading provider of telecommunication services to multinational companies, under the brand Orange Business Services. In 28 countries, the Group served 263 million customers at December 31, 2015, including 201 million mobile customers and 18 million fixed broadband customers.

               Orange’s ordinary shares have been listed on Euronext Paris and its ADRs have been listed on the New York Stock Exchange (“NYSE”) since October 1997 (under the name France Telecom), when the French government sold 25% of its shares to the public and to Orange employees. Orange S.A.’s transfer from the public sector to the private sector took place on September 7, 2004 further to the government’s disposal of an additional 10.85% of Orange’s capital. At June 30, 2016, the French State owned 22.95% of Orange S.A.’s share capital and 29.39% of the voting rights either directly or indirectly in concert with Bpifrance Participations.

Orange’s principal executive office is located at 78 rue Olivier de Serres, 75015 Paris, France and the telephone number is +33-1-44-44-22-22.

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THE OFFERING

Please refer to “Description of the Notes” on page S-11 of this prospectus supplement and “Description of Debt Securities” on page 10 of the attached prospectus for more information about the notes.

Issuer	Orange S.A.
Notes Offered	$1,250,000,000 in principal amount of 1.625% notes due 2019, which are debt securities as such term is defined in the attached prospectus.
Maturity Date	November 3, 2019.
Ranking

The notes will not be secured by any of the property or assets of Orange and will rank equally amongst themselves and with all other existing and future unsecured and unsubordinated indebtedness of Orange.

Interest	1.625% per annum. Interest on the notes will be paid semi-annually in arrears on May 3 and November 3 of each year beginning on May 3, 2017.
Payment of Additional Amounts

Subject to certain exceptions and limitations, if applicable law requires that payments of principal and interest in respect of the notes is subject to deduction or withholding, we will pay such additional amounts under the notes as are necessary in order that the net payment of the principal and interest on the note received by the holders shall equal the respective amounts of principal and interest which would otherwise have been receivable in the absence of such deduction or withholding. See “Description of the Notes—Payment of Additional Amounts” herein.

Optional Redemption

We have the right to redeem the notes, in whole or in part, at any time and from time to time at the redemption price set forth herein together with accrued and unpaid interest, if any, on the principal amount of the notes to be redeemed up to but not including the redemption date. See “Description of the Notes—Redemption—Optional Redemption.”

Optional Tax Redemption

Under certain circumstances, the notes may be redeemed, in whole but not in part, at our option at a redemption price equal to 100% of the principal amount of the notes, together with additional amounts, if any, and interest accrued to (but excluding) the date fixed for redemption, if we will be required to pay certain additional amounts with respect to the notes. In addition, under certain circumstances, we may redeem in whole but not in part, notes held by a holder located in, or with respect to which payments are made in, a Non-cooperative State (as defined in the attached prospectus). See “Description of the Notes—Redemption—Optional Tax Redemption” herein.

Covenants and Events of Default

The terms and conditions of the notes provide for a limited negative pledge and restrictions on certain merger and consolidation transactions and the ability we or certain subsidiaries have to transfer our respective assets substantially as an entirety, as well as for certain events of default. There are no covenants restricting the ability of our company or our subsidiaries to make payments, incur indebtedness, dispose of assets, issue and sell capital stock, enter into transactions with affiliates or engage in business other than our present business. For further information, see “Description of Debt Securities—Special Situations—Consolidation, Merger and Sale of Assets,” “Description of Debt Securities—Negative Pledge” and “Description of Debt Securities—Events of Default” in the attached prospectus and “Description of the Notes—Covenants—Other Indebtedness” herein.

Book-entry Issuance, Settlement and Clearance

We will issue the notes solely in book-entry form in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will be represented by one or more global securities registered in the name of DTC or a nominee thereof. You will hold beneficial interests in the notes through DTC, and DTC and its direct and indirect participants (including Euroclear and Clearstream, Luxembourg) will record your beneficial interest on their books. We will not issue certificated notes except in limited circumstances that we explain under “Legal Ownership” in the attached prospectus. Settlement of the notes will occur through DTC in same day funds. For information on DTC’s book-entry system, see “Clearance and Settlement” in the attached prospectus.

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Additional Notes

We may, at our option, at any time and without the consent of the then existing note holders issue additional notes in one or more transactions subsequent to the date of this prospectus supplement with terms (other than the issuance date, the date upon which interest begins to accrue and, possibly, the first interest payment date) identical to the notes issued hereby. These additional notes will be deemed to be part of the same series as the notes offered hereby and will provide the holders of these additional notes the rights to vote together with holders of the notes offered hereby.

Defeasance and Discharge

We may discharge our obligations to comply with any payment or other obligation on the notes, or be released from certain covenants, by depositing funds or obligations issued by the United States government in an amount sufficient to provide for the timely payment of principal, interest and other payments due under the notes, as described under “Description of Debt Securities—Defeasance and Discharge” in the attached prospectus.

Risk Factors

You should carefully consider all of the information in this prospectus supplement and the attached prospectus, which includes information incorporated by reference. In particular, you should evaluate the specific factors under “Risk Factors” on page S-7 of this prospectus supplement and on page 6 of the attached prospectus for risks related to an investment in the notes, in addition to the risk factors included in the 2015 Form 20-F.

Trustee and Principal Paying Agent	The Bank of New York Mellon.
Listing	We do not intend to list the notes on any securities exchange or automated quotation system.
Governing Law	New York.
Use of Proceeds	We intend to use the net proceeds for general corporate purposes.
CUSIP/ISIN	685218 AC3/US685218AC36.
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RISK FACTORS

We urge you to carefully review the risks described below, together with the risks described in the documents incorporated by reference into this prospectus supplement and the attached prospectus, before you decide to buy notes. In particular, you should review the risks relating to our business included in our 2015 Annual Report on Form 20-F, incorporated by reference herein. If any of these risks actually occur, our business, financial condition and results of operations could suffer, and the trading price and liquidity of the notes could decline, in which case you may lose all or part of your investment.

Risks relating to an investment in the notes

We may incur substantially more debt in the future.

We may incur substantial additional indebtedness in the future, including in connection with future acquisitions, some of which may be secured by our assets. The terms of the notes and the indenture under which they are issued will not limit the amount of indebtedness we may incur. Any such incurrence of additional indebtedness could exacerbate the risks that holders of the notes currently face.

At any point in time there may or may not be an active trading market for our notes.

At any point in time there may or may not be an active trading market for the notes. We have not listed and do not intend to list the notes on any securities exchange or automated quotation system. In addition, underwriters, broker-dealers and agents that participate in the distribution of the notes may make a market in the notes as permitted by applicable laws and regulations but will have no obligation to do so, and any such market-making activities with respect to the notes may be discontinued at any time without notice. If any of the notes are traded after their initial issuance, they may trade at a discount from their initial offering price. Factors that could cause the notes to trade at a discount are, among others:

•   an increase in prevailing interest rates;

•   a decline in our credit worthiness;

•   the time remaining to the maturity;

•   a weakness in the market for similar securities; and

•   declining general economic conditions.

Direct creditors of our subsidiaries will generally have superior claims to cash flows from those subsidiaries.

Orange S.A. receives cash flows from its subsidiaries which can be used to meet its payment obligations under the notes. Since the creditors of any of these subsidiaries generally would have a right to receive payment that is superior to Orange S.A.’s right to receive payment from the assets of such subsidiaries, holders of the notes will be effectively subordinated to creditors of the subsidiaries insofar as cash flows from those subsidiaries are relevant to meeting payment obligations under the notes. The terms and conditions of the notes and the indenture under which they are issued do not limit the amount of liabilities that our subsidiaries may incur. As of June 30, 2016, our total outstanding net financial debt amounted to 24,462 million euros, of which 23,042 million euros represented the net financial debt of Orange S.A. and 1,420 million euros represented the net financial debt of other Group subsidiaries. The latter corresponds to the net financial debt of such other entities of our group after applying the relevant consolidation percentage and eliminating intra-group financial debt. In addition, certain subsidiaries are or may become subject to statutory or contractual restrictions on their ability to pay dividends or otherwise distribute or lend cash to Orange S.A which could also limit the amount of funds available to meet payment obligations under the notes.

Since the notes are unsecured, your right to receive payments will be effectively subordinated to the rights of any secured creditors.

The notes that we are offering will be unsecured. Although the indenture governing the notes contains a negative pledge that prohibits us and our principal subsidiaries from pledging assets to secure certain limited types of bonds or similar debt instruments unless we make a similar pledge (or otherwise provide security approved by the bondholders) to secure the notes offered by this prospectus supplement as described under “Description of Debt Securities—Negative Pledge” of the attached prospectus, we and our principal subsidiaries are otherwise entitled to pledge our assets to secure debts. If we default on the notes, or after bankruptcy, liquidation or reorganization, then, to the extent we have previously granted security over our assets, the assets that secure those debts will then be used to satisfy the obligations under that secured debt before we can make payment on the notes. As a result, there may only be limited assets available to make payments on the notes. If there are not enough assets to satisfy the obligations of the secured debt, then the remaining amounts on the secured debt would share equally with all unsubordinated unsecured indebtedness, including the notes, in the remaining assets.

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We are not restricted in our ability to dispose of our assets by the terms of the notes.

Under the terms of the notes, we are generally permitted to sell or otherwise dispose of any or of substantially all of our assets to another corporation or other entity, subject to certain conditions found in “Description of Debt Securities—Negative Pledge” of the attached prospectus. If we dispose of a large amount of our assets, you will not be entitled to declare an acceleration of the maturity of the notes, and those assets will no longer be available to support the notes.

Our credit ratings may not reflect all risks of an investment in the notes.

Our credit ratings are intended to reflect our ability to meet our payment obligations, generally and in respect of the notes. They may not reflect the potential impact of all risks related to structure and other factors on the value of the notes. In addition, actual or anticipated changes in our credit ratings may generally be expected to affect the market value of the notes and our other debt securities. U.S. federal regulations applicable to ratings agencies may change and lead to changes in the manner in which the ratings agencies conduct their business.

French insolvency law may supersede certain provisions of the indenture.

Under French insolvency law, holders of debt securities (obligations), even those which are not governed by French law or have been issued outside of France, are automatically grouped into a single assembly of holders (the “Assembly”) during a safeguard proceeding (procédure de sauvegarde), an accelerated safeguard proceeding (procédure de sauvegarde accélérée), an accelerated financial safeguard proceeding (procédure de sauvegarde financière accélérée) or a judicial reorganization proceeding (procédure de redressement judiciaire) of large companies in order to vote on the restructuring plan approved by the creditors’ committees. If Orange S.A. were subject to such proceedings, the Assembly would comprise holders of all debt securities issued by Orange S.A., including the notes. The Assembly would be called to deliberate on a draft safeguard plan (projet de plan de sauvegarde) or a judicial reorganization plan (projet de plan de continuation) with respect to Orange S.A. and may further agree to:

•   reschedule and/or write-off the debt represented by the debt securities (including the notes);

•   treat different types of debt securities holders differently (including any noteholders), if justified by differences in circumstances; and/or

•   decide to convert debt securities (including the notes) into shares.

Decisions of the Assembly would be taken by a two-thirds majority of the total amount of the debt held by the debt securities holders who have voted and regardless of the terms of the debt securities (including the notes). The holders of debt securities which are not affected by the proposed plan (either because the proposed plan does not provide for changes in the terms of payment or provides for a full payment in cash after the approval of the plan) shall not participate in the vote. The Assembly is not subject to quorum requirements.

Certain provisions of the indenture may not be enforced or enforceable in these circumstances.

You may be unable to recover in civil proceedings for U.S. securities laws violations.

Orange S.A. is a corporation organized under the laws of France. All of our directors are citizens and residents of countries other than the United States, and the majority of our assets are located outside of the United States. Accordingly, it may be difficult for investors to effect service of process upon or obtain jurisdiction over us or our directors in courts in the United States and enforce against us or them judgments obtained against us or them. In addition, we cannot assure you that civil liabilities predicated upon the federal securities laws of the United States will be enforceable in France. See “Enforceability of Certain Civil Liabilities” in the attached prospectus.

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CAPITALIZATION

The following table sets forth our current and long-term liabilities and total capitalization as of June 30, 2016 prepared on the basis of the International Financial Reporting Standards (“IFRS”) as published by the International Accounting Standards Board (“IASB”)1.

	As at June 30, 2016
	Actual	As Adjusted (1)
(in millions of euros)
(A) Short-term Financial Liabilities (including short term portion of long term financial liabilities) that are:
Guaranteed (2) .............................................................................................................	29	29
Secured (3)...................................................................................................................	30	30
Unguaranteed/Unsecured............................................................................................	6,186	6,186
Total short-term financial liabilities ............................................................................................	6,245	6,245

(B) Long-term Financial Liabilities (excluding short term portion) that are:
Guaranteed (2)..............................................................................................................	266	266
Secured (3) (4)...............................................................................................................	322	322
Unguaranteed/Unsecured (5)........................................................................................	26,729	27,879
Total long-term financial liabilities .............................................................................................	27,317	28,467

(C) Non-controlling Interests (excluding net income): ..........................................................	1,994	1,994

(D) Equity Attributable to Shareholders of Orange S.A. (excluding net income):
Share capital (6) ...........................................................................................................	10,640	10,640
Statutory Reserves .....................................................................................................	1,064	1,064
Other Reserves (7) ......................................................................................................	16,550	16,550
Equity attributable to equity holders of Orange S.A. (excluding net income) .............	28,254	28,254
Capitalization......................................................................................................................	63,810	64,960

________________________

(1) As adjusted to reflect the issuance of the notes offered pursuant to this prospectus supplement translated from U.S. dollars into euros using the October 21, 2016 Noon Buying Rate of $1 = 0.9203 euro, for a total amount of 1,150,375,000 euros.

(2) Neither Orange S.A. nor its subsidiaries have financial indebtedness guaranteed by third parties outside of Orange.

(3) Does not include certain financial debt, comprised of asset- or mortgage-backed securities or capitalized leases with respect to which either Orange S.A. or any of its subsidiaries has given pledges, guarantees, privileges or other security interests.

(4) A significant portion thereof corresponds to cash collateral for derivatives. Orange has also received 690.3 million euros in deposit as cash collateral. Orange has concluded agreements with various financial counterparts that may impose a monthly settlement corresponding, subject to threshold conditions, to the variation in the market value of these instruments (mark to market). Orange has issued debt securities in foreign currencies (USD, CHF, JPY, GBP, HKD) that it has generally swapped for euro.

(5) In addition, since June 30, 2016, Orange has concluded a finance contract with the European Investment Bank regarding fibre rollout in France for an amount of 750 million euros.

(6) No additional new shares have been issued since June 30, 2016.

(7) Other reserves include reserves with respect to issue premiums, conversions, gains (losses) registered directly in shareholders’ equity and accumulated reserves (losses).

               As of the date of the prospectus supplement with respect to the offering, except as disclosed in the footnotes to the table included therein under the caption “Capitalization” no significant change has occurred with respect to the information presented in that table. However, Orange continually reviews market conditions in the debt capital markets to manage its financing needs and its outstanding indebtedness. As part of this process, Orange may issue notes denominated in non-USD currencies in the near future under the terms of its Euro Medium Term Notes program, or otherwise.

_______________________

1             As of June 30, 2016, the accounting standards and interpretations endorsed by the European Union are similar to the compulsory standards and interpretations published by the IASB with the exception of the IAS 39 standard, only partially endorsed by the European Union, which has no effect on Orange’s accounts. Consequently, Orange’s financial statements are prepared in accordance with the IFRS standards and interpretations, as published by the IASB.

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USE OF PROCEEDS

We estimate that the net proceeds (after deducting underwriting discounts and commissions but before deducting estimated offering expenses) from the sale of the notes will be $1,245,050,000.

We intend to use the net proceeds from the offering for general corporate purposes.

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DESCRIPTION OF THE NOTES

The following description of the particular terms of the notes supplements the description of the general terms of debt securities set forth in the attached prospectus under the heading “Description of Debt Securities.” It is important for you to consider the information contained in the attached prospectus and this prospectus supplement before making your decision to invest in the notes. If any specific information regarding the notes in this prospectus supplement is inconsistent with the terms of the notes described in the attached prospectus, you should rely on the information contained in this prospectus supplement, which shall control.

However, as indicated in the “Description of Debt Securities”, the indenture between our company and The Bank of New York Mellon, as Trustee, and its associated documents contain the full legal text governing the matters summarized in the referenced section “Description of Debt Securities” and in this section, and such sections are subject to and qualified in their entirety by reference to all the provisions of the indenture. See the “Description of Debt Securities” for information on how to obtain a copy of the indenture.

General

We will offer the notes under an indenture between our company and The Bank of New York Mellon, as Trustee, to be dated as of November 3, 2016 (the “Indenture”). The notes will be issued only in fully registered form without coupons in denominations of US$2,000 and integral multiples of US$1,000 in excess thereof. The notes will be unsecured and will rank equally with all of our other existing and future unsecured and unsubordinated debt.

As indicated below under the heading “Further Issuances”, we may from time to time, without giving notice to or seeking the consent of the holders of the notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes (except for certain terms and conditions permitted to vary under the Indenture including, for example, the issuance date, the date upon which interest begins to accrue and, in some cases, the first interest payment date). Any additional notes having such similar terms, together with the notes offered hereby, will constitute a single series of notes under the Indenture.

The notes are governed by and construed in accordance with the laws of the State of New York.

Principal and Interest

We will issue US$1,250,000,000 principal amount of 1.625% notes due November 3, 2019 (the “notes”).

The notes will bear interest from November 3, 2016 at the applicable rate per annum indicated on the cover page of this prospectus supplement. Interest on the notes will be payable on May 3 and November 3 of each year, commencing May 3, 2017 to the holders in whose names the notes are registered at the close of business on May 3 and November 3 (whether or not a business day), as the case may be, next preceding the related interest payment date, which are the record dates.

We will pay interest on the notes on the interest payment dates stated above and at maturity. Each payment of interest due on an interest payment date or at maturity will include interest accrued from and including the last date to which interest has been paid or made available for payment, or from the issue date, if none has been paid or made available for payment, to but excluding the relevant payment date. We will compute interest on the notes on the basis of a 360-day year of twelve 30-day months.

Interest on the notes will be paid at the Trustee’s corporate trust office. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks. For so long as the notes are represented by global notes, we will make payments of interest by wire transfer to DTC or its nominee, as the case may be, which will distribute payments to beneficial holders in accordance with its customary procedures.

The notes are not entitled to any sinking fund. The provisions of the Indenture summarized in the attached prospectus under “Description of Debt Securities—Special Situations—Defeasance and Discharge” will apply to the notes.

If any payment is due on the notes on a day that is not a business day, we will make the payment on the day that is the next business day. Payments postponed to the next business day in this situation will be treated under the Indenture as if they were made on the original due date. Postponement of this kind will not result in a default under the notes or the Indenture, and no interest will accrue on the postponed amount from the original due date to the next day that is a business day.

With respect to the notes, business day means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking or trust institutions in The City of New York, New York, or Paris, France, or in any place of payment (if different from the aforementioned), are authorized generally or obligated by law, regulation or executive order to close, and, in the case of determining a date when a payment is to be made, a day on which commercial banks and foreign exchange markets settle payment in The City of New York, New York, and Paris, France.

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Payment of Additional Amounts

We will make payments on the notes without withholding any taxes unless otherwise required to do so by the law or regulations of France (or other jurisdiction of incorporation of our company). If French law or regulations (or the law or regulations of such other jurisdiction of incorporation of our company) requires that payments of principal and interest in respect of the notes be subject to deduction or withholding in respect of any present or future taxes or duties levied by France or such other jurisdiction, we may be required to pay holders additional amounts so that the amount that holders receive will be the amount they would have received had such withholding or deduction not been required, subject to certain exceptions set forth under “Description of Debt Securities—Special Situations—Payment of Additional Amounts” in the attached prospectus.

In order to assist the Trustee and any paying agent with its compliance with Section 1471 through 1474 of the U.S. Internal Revenue Code and the rules and regulations thereunder, we have agreed (i) to provide, upon demand and subject to applicable law, to the Trustee and any paying agent such reasonably available information as may be collected and stored in the ordinary course of business regarding holders of the notes (solely in their capacity as such), if any, and which is necessary for the Trustee’s and any paying agent’s determination of whether it has tax related obligations under such sections of the U.S. Internal Revenue Code and (ii) that the Trustee and any paying agent shall be entitled to make any withholding or deduction from payments under the indenture and the notes to the extent necessary to comply with such sections of the U.S. Internal Revenue Code. For the purpose of clarity, nothing in the preceding paragraph or this paragraph, however, shall obligate us or be construed as obligating us to make any payments of any additional amounts or any other gross up payment or similar reimbursement in connection with a payment in respect of which amounts are so withheld or deducted.

Modification and Waiver

There are three types of changes we can make to the indenture and the notes.

Changes Requiring Your Approval

First, there are changes that cannot be made to your notes without your specific approval. We must obtain your specific approval in order to:

•	change the stated maturity of the principal or interest on the notes;
•	reduce the principal amount of, or the rate of interest or any premium payable on, the notes;
•	change any obligation to pay additional amounts;
•	reduce the amount of principal payable upon acceleration of the maturity of the notes following a default;
•	change the place or currency of payment on the notes;
•	impair your right to sue for payment of principal, interest, premium or any additional amount that has not been paid once it has become due;
•	reduce the percentage of holders of notes whose consent is needed to modify or amend the indenture;
•	reduce the percentage of holders of notes whose consent is needed to waive compliance with various provisions of the indenture or to waive various defaults; and
•	modify any other aspect of the provisions dealing with modification and waiver of the indenture.

Changes Requiring a Qualified Majority Vote

The second type of change to the indenture and the notes is the kind that requires a vote in favor by holders of notes owning a qualified majority of the principal amount of the notes. Most changes fall into this category, except for clarifying changes and other changes not requiring approval (see below). For example, this vote would be required for us to obtain a waiver of all or part of the covenants described below or a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the indenture or the notes described above under “—Changes Requiring Your Approval” unless we obtain your individual consent to the waiver.

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Changes Not Requiring Approval

The third type of change, a list of which is below, does not require any vote by holders and can be made without consent of or notice to any holder:

(i) to cure any ambiguity, omission, defect or inconsistency, or to conform the provisions of the indenture (including any supplemental indenture) to the description thereof in any prospectus included in a registration statement filed by us with and declared effective by, or deemed effective upon filing with, the SEC;

(ii) to comply with provisions in the indenture in respect of the assumption by a successor corporation of our obligations under the notes and the indenture;

(iii) to provide for uncertificated notes in addition to or in place of certificated notes;

(iv) to add guarantees with respect to the notes or to secure the notes;

(v) to add to the covenants made by us for the benefit of the holders or to surrender any right or power conferred under the indenture to us;

(vi) to add any additional events of default for the benefit of some or all of the holders of the notes;

(vii) to comply with any requirements of the SEC in connection with qualifying the indenture under the TIA;

(viii) to provide for the issuance of add on securities, as may be permitted under the indenture;

(ix) to make any change that does not materially adversely affect the legal rights of any holder;

(x) to establish the form or terms of notes as permitted under the indenture; or

(xi) to evidence and provide for the acceptance of appointment hereunder by a successor trustee with respect to the notes and to add to or change any of the provisions of the indenture as may be necessary to provide for or facilitate the administration of the trusts thereunder by more than one trustee.

Further Details Concerning Voting

When taking a vote, we will use the following rules to decide how much principal amount to attribute to the notes:

•

for original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the notes were accelerated to that date because of a default.

•	notes will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption.

•	notes will also not be eligible to vote if they have been fully defeased pursuant to any applicable defeasance provisions described in the attached prospectus.

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding notes that are entitled to vote or take other action under the indenture, such as with respect to changes to the indenture and/or notes or the waiver of certain covenants. If we set a record date for this purpose, that vote or waiver may be taken only by persons who are holders of outstanding notes on the record date and must be taken within 90 days following the record date.

Under the indenture, a qualified majority exists with respect to the notes when at least two-thirds of the aggregate principal amount of outstanding notes are present, in person or by proxy, at a meeting of holders of the notes, also known as a debt holder meeting, and a vote of two-thirds is cast with respect to the outstanding notes. If the required percentage of notes present in person or by proxy does not reach two-thirds at the initial debt holder meeting, a qualified majority will still exist if at a second debt holder meeting a vote of the holders of two-thirds of the outstanding notes present, in person or by proxy, is cast, irrespective of the amount of notes represented at that meeting.

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Street name and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the notes or request a waiver.

Redemption

As explained below, we may redeem the notes before they mature in the circumstances and at the prices described below. This means we may repay them early. You have no right to require us to redeem the notes. Unless we fail to make payment when due of the redemption price, the redeemed notes will stop bearing interest on the redemption date, even if you do not collect your money. We will give you between 30 and 60 days’ notice of the redemption before the redemption date.

Optional Redemption

We have the right at our option to redeem the notes, in whole or in part, at any time or from time to time prior to their maturity. If we only redeem some of the notes, the notes to be redeemed will be selected by the Trustee in accordance with the guidelines of the applicable clearing system, if any. If we redeem the notes at our option at any time, the redemption price shall be equal to the greater of (i) 100% of the principal amount of the notes to be redeemed, and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (excluding interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the Treasury Rate plus the Applicable Redemption Margin. We will also pay you accrued interest on the principal amount of the notes that we redeem to, but excluding, the date of redemption.

“Applicable Redemption Margin” means Treasury Rate plus 0.125% per annum.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or, if such equivalent is not available, the interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Bank as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and the lowest such Reference Treasury Dealer Quotations for such redemption date, or (2) if the Independent Investment Bank obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Bank” means one of the Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means each of J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, a primary U.S. government securities dealer selected by MUFG Securities Americas Inc. or their respective affiliates or assigns which are primary U.S. government securities dealers, and their respective successors, and one other leading primary U.S. government securities dealers in The City of New York (each, a “Primary Treasury Dealer”) designated by us. If any of the foregoing shall cease to be a Primary Treasury Dealer, we will substitute another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means with respect to each Reference Treasury Dealer and any redemption date, the average, as determined in writing by the Independent Investment Bank and delivered to the Trustee and the Company, of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing or by email to the Independent Investment Bank and the Company by such Reference Treasury Dealer at 3:30 p.m. local time in The City of New York, on the third business day preceding such redemption date.

Optional Tax Redemption

We may redeem the notes prior to maturity if:

(a)           on the occasion of the next payment due under the notes, we have or will become obliged to pay additional amounts as a result of any change in, or amendment to, the laws or regulations of France, or other jurisdiction of incorporation of our company (subsequent to the date of our incorporation in such jurisdiction) or any political subdivision or any authority in or of France or such other jurisdiction having power to tax, or any change in the application or official interpretation of such laws or regulations, or as a result of any change in, or amendment to, or any change in the application or official interpretation of, the law or regulations of any jurisdiction in which a successor to, or substitute obligor, of our company is incorporated or is a resident for tax purposes subsequent to the date of succession, we would be required to pay additional amounts as described above under “Payment of Additional Amounts”, and which we call an optional tax redemption; provided that no notice of optional tax redemption shall be given earlier than 90 days prior to the earliest date on which we would be obliged to pay such additional amounts were a payment in respect of the notes then due; and

(b)           we cannot avoid this obligation by taking reasonable measures available to us.

Notes redeemed pursuant to an optional tax redemption will be redeemed in whole but not in part at a redemption price equal to 100% of the principal amount thereof together with additional amounts, if any, and interest accrued to, but excluding, the date of redemption.

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In addition, if, upon the occurrence of any change in, or any change in the official application or interpretation of, French law (including, for the avoidance of doubt, regulations) or the law (including, for the avoidance of doubt, regulations) of any other jurisdiction in which we are incorporated (subsequent to the date of our incorporation in such jurisdiction) or in which a successor to or substitute obligor of our company is incorporated or is a resident for tax purposes, becoming effective after the issuance date of the notes (or in the case of a successor to or substitute obligor of our company, the date on which such successor or obligor assumed our obligations under the notes as described in the attached prospectus under “Description of Debt Securities—Special Situations—Consolidation, Merger and Sale of Assets”), we have (or the successor to or substitute obligor of our company has) suffered or will suffer non-deductibility of interest and other revenues because a holder is located or payments are made in a Non-cooperative State (as defined in the attached prospectus) with respect to any payment, we (or the successor to or substitute obligor of our company) may redeem the notes held by such holder in whole but not in part, at our option, on the occasion of the next interest payment date under the notes at an amount equal to 100% of the principal amount thereof together with additional amounts, if any, together with interest accrued to, but excluding, the date of redemption.

Prior to giving the notice of a tax redemption, we will deliver to the Trustee:

•   a certificate signed by a duly authorized officer stating that we are entitled to effect the redemption and setting forth a statement of facts showing that the conditions precedent to our right to so redeem have occurred; and

•   an opinion of legal counsel stating that we are or would be obligated to pay additional amounts or have suffered or would suffer such non-deductibility of interest and other revenues as a result of such change or amendment in the official application or interpretation of French law (or in the case of a successor or substitute obligor of our company, the taxes arising from the law of the jurisdiction of incorporation or tax residency of such successor or substitute).

Covenants

Other Indebtedness

In the event that Orange S.A. fails to pay when due, which includes, if applicable, at the expiry of any grace period, any monies in excess of EUR 200,000,000 or its equivalent in any other currencies, in respect of any of the indebtedness of Orange S.A., other than the notes, or in the event that any required payment in excess of EUR 200,000,000 or its equivalent in any other currencies in respect of any guarantee Orange S.A. gives in respect of monies borrowed is not honored, all amounts payable with respect to the notes shall become immediately due and payable at the principal amount, together with interest and additional amounts, if any, accrued to the date of repayment, unless Orange S.A. is contesting in good faith that such debt is due or that such guarantee is callable so long as the dispute is being defended and has not been fully adjudicated or unless such non-payment arose due to a technical failure or administrative error and is remedied within the shorter of the applicable grace period and eight (8) business days next following the service on Orange S.A. by any holder of a note or a beneficial interest therein of notice requiring repayment thereof. For the purposes of this paragraph only, “business day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is (i) not a day on which banking or trust institutions in The City of New York, New York, and Paris, France, and in any place of payment (if different from the aforementioned), are authorized generally or obligated by law, regulation or executive order to close, and (ii) a day on which commercial banks and foreign exchange markets settle payment in The City of New York, New York, and Paris, France. Holders of the notes will benefit from certain other covenants contained in the Indenture and affecting our ability to incur liens and merge with other entities. In particular, you should read the information under the heading “Description of Debt Securities—Special Situations—Negative Pledge” and “Description of Debt Securities—Special Situations—Consolidation, Merger and Sale of Assets” in the attached prospectus.

Events of Default

Holders of the notes will have special rights if an event of default occurs. You should read the information under the heading “Description of Debt Securities—Events of Default” in the attached prospectus.

Further Issuances

We reserve the right, from time to time, without giving notice to or seeking the consent of the holders of the notes, to issue additional notes on terms and conditions identical to those of the notes (except for certain terms and conditions permitted to vary under the Indenture including, for example, the issuance date, the date upon which interest begins to accrue and, in some cases, the first interest payment date), which additional notes shall increase the aggregate principal amount of, and shall be consolidated and form a single series with, the notes. We may also issue other securities under the Indenture that have different terms from the notes.

Form of Notes, Clearance and Settlement

The notes will be issued as one or more global securities. You should read “Legal Ownership—Global Securities” in the attached prospectus for more information about global securities. We will not issue physical certificates representing the notes except in the limited circumstances we explain under “Legal Ownership—Global Securities—Special Situations in Which a Global Security is Exchangeable for Physical Certificates” in the attached prospectus.

The notes will be issued in the form of global securities deposited in DTC. Beneficial interests in the notes may be held through DTC, including its direct participants Euroclear and Clearstream. For more information about global securities held by DTC through DTC, Euroclear or Clearstream you should read “Clearance and Settlement” in the attached prospectus.

It is expected that delivery of the notes will be made against payment for them on or about November 3, 2016.

Notices

As long as notes in global form are outstanding, notices to be given to holders of the notes will be given to DTC, in accordance with its applicable procedures from time to time.

Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to any other holder.

Trustee

The Trustee under our Indenture is The Bank of New York Mellon. See “Description of Debt Securities—Regarding the Trustee” and “—Events of Default—Remedies If an Event of Default Occurs” in the attached prospectus for a description of the Trustee’s procedures and remedies available in the event of default.

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TAXATION

French Taxation

The following generally summarizes the material French tax consequences of purchasing, owning and disposing of the notes described in this prospectus supplement. The statements related to French tax laws set forth below are based on the laws in force as of the date hereof, and are subject to any changes in applicable laws and tax treaties after such date.

This discussion is intended only as a descriptive summary and does not purport to be a complete analysis or listing of all potential effects of the purchase, ownership or disposal of the notes described in this prospectus supplement and the attached prospectus.

The following summary does not address the treatment of notes that are held by a holder who: (i) is a resident of France for the purposes of French taxation, (ii) is a shareholder of the Issuer, or (iii) carries on business or performs personal services in France, in connection with a permanent establishment or fixed base.

Investors should consult their own tax advisers regarding the tax consequences of the purchase, ownership and disposal of notes in the light of their particular circumstances.

Taxation of Income

Interest and Other Similar Revenues from the Notes

French Taxation. Following the introduction of the French Loi de finances rectificative pour 2009 no. 3 (No. 2009-1674 dated December 30, 2009) (the “Law”), payments of interest and other similar revenues made by the Issuer with respect to notes issued on or after March 1, 2010 will not be subject to the withholding tax set out under Article 125 A III of the French General Tax Code unless such payments are made outside France in a non-cooperative State or territory (Etat ou territoire non coopératif) within the meaning of Article 238-0 A of the French General Tax Code (a “Non-Cooperative State”). Irrespective of the tax residence of the holder of the notes, a 75 % withholding tax will be applicable (subject to certain exceptions and to the more favorable provisions of any applicable double tax treaty) pursuant to Article 125 A III of the French General Tax Code with respect to such payments under the notes made in a Non-Cooperative State. Pursuant to the Bulletins Officiels des Finances Publiques-Impôts BOI-RPPM-RCM-30-10-20-40-20140211, BOI-RPPM-RCM-30-10-30-30-20140211, BOI-INT-DG-20-50-20140211 (the “BOFIP”), such payments under the notes would be deemed to be made in a Non-Cooperative State if (i) made to a bank account opened in a financial institution located in a Non-Cooperative State if such payments are made by way of a bank transfer (inscription en compte) or (ii) paid or accrued to persons established or domiciled in such Non-Cooperative State if such payments are made in cash, by check or by any other means.

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Pursuant to a ministerial regulation (arrêté) dated April 8, 2016, the list of Non-Cooperative States referred to in Article 238-0 A of the French General Tax Code, for the year 2016, comprises the following States: Botswana, Brunei, Guatemala, the Marshall Islands, Nauru, and Niue. As from January 1, 2017, the list will also include Panama. The list of Non-Cooperative States is in principle updated on a yearly basis.

Furthermore, according to Article 238 A of the French General Tax Code, interest and other similar revenues on such notes paid on a bank account opened in a financial institution located in a Non-Cooperative State or paid or accrued to persons established or domiciled in a Non-Cooperative State may not be deductible from the Issuer’s taxable income. Under certain conditions, any such non-deductible interest and other similar revenues may be recharacterized as deemed distributed income pursuant to Article 109 and seq. of the French General Tax Code, in which case such non-deductible interest and other similar revenues may be subject to the withholding tax set out under Article 119 bis of the French General Tax Code, at a rate of 30% or 75% subject to more favorable provisions of any applicable double tax treaty.

Notwithstanding the foregoing, the Law provides that neither the 75% withholding tax provided by Article 125 A III of the French General Tax Code, nor the non-deductibility of interest and other similar revenues (to the extent the relevant interest and other similar revenues relate to genuine transactions and are not in an abnormal or exaggerated amount), and the withholding tax set out under Article 119 bis 2 of the French General Tax Code that may be levied as a result of such non deductibility, will apply in respect of a particular issue of notes if the Issuer can prove that the principal purpose and effect of such issue was not to allow the payments of interest or other similar revenues to be made in a Non-Cooperative State (the “Exemption”).

Pursuant to the BOFIP, the Issuer shall (i) as for the purpose of the transaction, demonstrate that its main intention at the date of such transaction was not to locate profits in a Non-Cooperative State and (ii) as for the effect of the transaction, evidence that the main effect of such transaction is not tax-related, by providing tangible and quantitative elements that enable an impartial comparison between (x) the benefits resulting from tax effects derived from the payment of interest and other similar revenues, or the location of the person to which they are paid or accrued, in a Non-Cooperative State and (y) that related to effects of another nature.

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Pursuant to the BOFIP, an issue of notes will in any event be deemed not to have such a purpose and effect, and accordingly will be able to benefit from the Exemption if such notes are:

(i)         offered by means of a public offering within the meaning of Article L. 411-1 of the French Monetary and Financial Code or pursuant to an equivalent offer in a State other than a Non-Cooperative State. For this purpose, an “equivalent offer” means any offer requiring the registration or submission of an offer document by or with a foreign securities market authority; or

(ii)        admitted to trading on a regulated market or on a French or foreign multilateral securities trading system provided that such market or system is not located in a Non-Cooperative State, and the operation of such market is carried out by a market operator or an investment services provider, or by such other similar foreign entity, provided further that such market operator, investment services provider or entity is not located in a Non-Cooperative State; or

(iii)      admitted, at the time of their issue, to the operations of a central depository, or to those of a settlement and delivery systems operator for financial instruments within the meaning of Article L. 561-2 of the French Monetary and Financial Code, or of one or more similar foreign depositories or systems operators, provided that such depository or systems operator is not located in a Non-Cooperative State.

EU Taxation. On June 3, 2003, the European Council of Economics and Finance Ministers adopted the Directive 2003/48/EC on the taxation of savings income (in this section “Taxation”, the “Savings Directive”) under which EU Member States are required from July 1, 2005, to provide to the tax authorities of another Member State details of payments of interest (or similar income) paid by a person within its jurisdiction to an individual resident in that other Member State, except that, for a transitional period, Austria is instead required (unless during that period they elect otherwise) to operate a withholding system in relation to such payments, provided however that the relevant beneficial owner of the payment may instead elect for the disclosure of information method or for the tax certificate procedure, as applicable. The rate of such withholding tax equals 35% as from July 1, 2011.

The Council of the European Union has adopted Council Directive 2011/16/EU on administrative cooperation in the field of taxation, (as amended by Council Directive 2014/107/EU) (the “DAC”), pursuant to which Member States are generally required to apply new measures on mandatory automatic exchange of information as from January 1, 2016 (January 1, 2017 in the case of Austria). The DAC is generally broader in scope than the EU Savings Directive, although it does not impose withholding taxes.

In order to avoid overlap between the EU Savings Directive and the DAC, the Council of the European Union adopted on November 10, 2015 a Council Directive 2015/2060/EU repealing the EU Savings Directive from January 1, 2017 in the case of Austria and from January 1, 2016 in the case of all other Member States (subject to on-going requirements to fulfill administrative obligations such as the reporting and exchange of information relating to, and accounting for withholding taxes on, payments made before that date). Austria may continue to levy the 35% withholding tax until December 31, 2016 (in practice until October 1, 2016 for new accounts opened as from October 1, 2016 for which Austria has committed to comply with the reporting and exchange of information requirements) and may remain subject to the transitional arrangements until June 30, 2017.

A number of third countries and territories have adopted similar measures to the EU Savings Directive. Some of those measures have been revised to be aligned with the DAC with an entry into force on January 1, 2017 or 2018, and other such measures may be similarly revised in the future. Investors who are in any doubt as to their position should consult their professional advisors.

In relation to French taxation, the Savings Directive has been implemented in French law under Article 242 ter of the French General Tax Code and Articles 49 I ter to 49 I sexies of the Schedule III to the French General Tax Code which impose on paying agents based in France an obligation to report to the French tax authorities certain information with respect to interest payments made to beneficial owners domiciled in another Member State, including, among other things, the identity and address of the beneficial owner and a detailed list of the different categories of interest paid to that beneficial owner.

European Union Draft Directive on a common Financial Transaction Tax. On February 14, 2013, the EU Commission adopted a proposal for a Council Directive (the "Draft Directive") on a common financial transaction tax (the "FTT"). According to the Draft Directive, the FTT shall be implemented and enter into effect in eleven EU Member States (Austria, Belgium, Estonia, France, Germany, Greece, Italy, Portugal, Spain, Slovakia, and Slovenia, the "Participating Member States"). In March 2016, Estonia indicated its withdrawal from enhanced cooperation.

Pursuant to the Draft Directive, the FTT shall be payable on financial transactions provided at least one party to the financial transaction is established or deemed established in a Participating Member State and there is a financial institution established or deemed established in a Participating Member State which is a party to the financial transaction, or is acting in the name of a party to the transaction. The FTT shall, however, not apply to (inter alia) primary market transactions referred to in Article 5 (c) Regulation (EC) No 1287/2006, including the activity of underwriting and subsequent allocation of financial instruments in the framework of their issue.

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The rates of the FTT shall be fixed by each Participating Member State but for transactions involving financial instruments other than derivatives shall amount to at least 0.1% of the taxable amount. The taxable amount for such transactions shall in general be determined by reference to the consideration paid or owed in return for the transfer. The FTT shall be payable by each financial institution established or deemed established in a Participating Member State which is a party to the financial transaction, acting in the name of a party to the transaction or where the transaction has been carried out on its account. Where the FTT due has not been paid within the applicable time limits, each party to a financial transaction, including persons other than financial institutions, shall become jointly and severally liable for the payment of the FTT due.

Prospective holders should therefore note, in particular, that any sale, purchase, or exchange of the notes will be subject to the FTT at a minimum rate of 0.1% provided the abovementioned prerequisites are met. The holder may be liable to itself pay this charge or reimburse a financial institution for the charge, and / or may affect the value of the notes. However, the current issuance of notes should not be subject to the FTT.

The Draft Directive is still subject to negotiation between the Participating Member States and therefore may be changed at any time. Moreover, once the Draft Directive has been adopted (the "FTT Directive"), it will need to be implemented into the respective domestic laws of the Participating Member States and the domestic provisions implementing the FTT Directive might deviate from the FTT Directive itself.

Additional amounts. If the French tax laws or regulations applicable to us (or to any of our successors) change and payments in respect of the notes become subject to withholding or deduction, we may be required to pay you additional amounts to offset such withholding except as provided in “Description of the Notes—Payment of Additional Amounts” and “Description of the Notes—Redemption—Optional Tax Redemption” herein.

Capital Gains

Non-French resident holders of notes who do not hold the notes in connection with a business or profession conducted in France, or in connection with a permanent establishment or fixed base located in France, will not be subject to any French income tax or capital gains tax on the sale or disposal of notes. Transfers of notes made outside France will not be subject to any stamp duty or other transfer taxes imposed in France.

Estate and Gift Tax

France imposes estate and gift tax on securities of a French company that are acquired by inheritance or gift. The tax applies without regard to the residence of the transferor. As of July 31, 2011, pursuant to the French Loi de finances rectificative pour 2011 no. 1 (No. 2011-900 dated July 29, 2011), notes on a French company transferred through a trust are included in the scope of the French estate and gift tax. However, France has entered into estate and gift tax treaties with a number of countries pursuant to which, assuming certain conditions are met, residents of the treaty country may be exempted from such tax or obtain a tax credit.

Under the Convention between the Government of the United States of America and the Government of French Republic for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes and Estates and Gifts dated November 24, 1978, a transfer of notes by gift or by reason of the death of a U.S. holder entitled to benefits under that convention will not be subject to French gift or inheritance tax, so long as the donor or decedent was not domiciled in France at the time of making the gift or at the time of his or her death and the notes were not used or held for use in the conduct of a business or profession through a permanent establishment or fixed base in France.

Wealth Tax

French wealth tax (impôt de solidarité sur la fortune) does not apply to notes owned by non-French residents.

United States Taxation

The following discussion generally summarizes the material U.S. federal income tax consequences to a U.S. holder of purchasing, owning and disposing of the notes described in this prospectus supplement. For this purpose, you will be a U.S. holder if you are an individual who is a citizen or resident of the United States, a U.S. domestic corporation or other entity taxed as a U.S. domestic corporation for U.S. federal income tax purposes, an estate whose income is subject to United States federal income tax regardless of its source, a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust, or any other person that is subject to U.S. federal income tax on a net income basis in respect of an investment in the notes. This summary deals only with U.S. holders that hold the notes as capital assets and that purchase the notes in this offering at the “issue price” (as defined in the Prospectus). It does not address considerations that may be relevant to you if you are an investor that is subject to special tax rules, such as a bank, thrift, real estate investment trust, regulated investment company, insurance company, dealer in securities or currencies, trader in securities or commodities that elects mark to market treatment, a person that will hold notes as a hedge against currency risk or as a position in a “straddle” or conversion transaction, a tax-exempt organization, partnership or other entity classified as a partnership for U.S. federal income tax purposes, a person subject to the alternative minimum tax or a person whose “functional currency” is not the U.S. dollar.

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This description is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed U.S. Treasury Regulations, U.S. Internal Revenue Service administrative pronouncements and judicial decisions, all as available and in effect on the date hereof and all of which may change. Any change could apply retroactively and could affect the continued validity of this summary. This summary assumes that the notes will be characterized as debt rather than equity for U.S. federal income tax purposes and that U.S. holders will treat the notes as such. In addition, this summary does not address all aspects of U.S. federal income taxes nor does it address all tax considerations that may be relevant to a U.S. holder in light of such holder’s personal circumstances (including estate and gift tax considerations or state, local or other non-U.S. federal tax considerations).

You should consult your own tax adviser with respect to the U.S. federal income tax consequences of acquiring, holding and disposing of the notes, including the relevance to your particular situation of the considerations discussed below. You should also consult your U.S. tax adviser regarding the relevance to your particular situation of state, local or other tax laws, including the Income Tax Treaty between France and the United States of America.

Payments or Accruals of Interest

Interest payments or accruals on the notes will be “qualified stated interest” (as defined in the Prospectus) and thus will be taxable to you as ordinary interest income, and not as capital gain, at the time that you receive or accrue such amounts (in accordance with your regular method of tax accounting).

Purchase, Sale and Retirement of the Notes

Initially, your tax basis in the notes generally will equal the cost of the notes to you. Your tax basis will decrease by the amount of any payments other than qualified stated interest made on the notes.

When you sell or exchange the notes, or if the notes are retired, you generally will recognize gain or loss equal to the difference between the amount you realize on the transaction (less any accrued qualified stated interest, which will be subject to tax in the manner described above under “Payments or Accruals of Interest”) and your tax basis in the notes.

Generally, the gain or loss that you recognize on the sale, exchange or retirement of the notes will be capital gain or loss. The gain or loss on the sale, exchange or retirement of the notes will be long-term capital gain or loss if you have held the notes for more than one year on the date of disposition. Under current law, net long-term capital gain recognized by an individual U.S. holder generally will be subject to tax at a maximum tax rate of 20%, rather than the higher rate applicable to net short-term capital gain or ordinary income. The ability of U.S. holders to offset capital losses against ordinary income is limited.

Medicare Tax

U.S. holders of notes who are individuals, estates or trusts may be required to pay a Medicare tax of 3.8% (in addition to taxes they would otherwise be subject to) on their “net investment income”, which includes, among other things, interest on and capital gains from the sale or other disposition of the notes.

Foreign Asset Reporting

In addition, if you are an individual (and, to the extent provided in future regulations, an entity), you may be subject to certain reporting obligations with respect to your notes if the aggregate value of these and certain other “specified foreign financial assets” exceeds $50,000. If required, this disclosure is made by filing Form 8938 with the U.S.  Internal Revenue Service. Significant penalties can apply if you are required to make this disclosure and fail to do so. In addition, you should consider your possible obligation to file a Form FinCEN 114—Foreign Bank and Financial Accounts Report as a result of holding debt securities.

Information Reporting and Backup Withholding

Payments made to a noteholder, other than a corporation, may be subject to information reporting and backup withholding, unless the noteholder provides proof of an applicable exemption or a correct taxpayer identification number (generally on IRS Form W-9 for U.S. holders or W-8 for non-U.S. holders), and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the noteholder’s U.S. federal income tax liability, if any, provided the required information is furnished to the IRS in a timely manner.

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UNDERWRITING

 Subject to the terms and conditions set forth in a purchase agreement among us and the underwriters named below, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal Amount of Notes
J.P. Morgan Securities LLC............................................................................	$312,500,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated ................................................................................	$312,500,000
Morgan Stanley & Co. LLC ............................................................................	$312,500,000
MUFG Securities Americas Inc. ...................................................................	$312,500,000
Total............................................................................................	$1,250,000,000

Subject to the terms and conditions set forth in the purchase agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the purchase agreement if any of these notes are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the purchase agreement may be terminated.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The underwriters have advised us that they propose initially to offer the notes to the public at the applicable public offering price set forth on the cover page of this prospectus supplement. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The expenses of the offering, not including the underwriting discount, are estimated at $620,000. The underwriters have agreed to pay a portion of our expenses in connection with the offer and sale of the notes.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Settlement

We expect that delivery of the notes will be made to investors on or about November 3, 2016, which will be the seventh business day following the date of this prospectus supplement (such settlement being referred to as “T+7”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the delivery of the notes hereunder will be required, by virtue of the fact that the notes initially settle in T+7, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

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Short Positions

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies.  Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby.  Any such short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State no offer of notes which are the subject of the offering contemplated by this Prospectus has been or will be made to the public in that Relevant Member State other than:

(a)      to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)     to fewer than 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters; or

(c)      in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the Company or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

This prospectus has been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

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For the purpose of the above provisions, the expression “an offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto including the 2010 PD Amending Directive), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the notes with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Hong Kong

The notes have not been offered or sold and may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent; or to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong. No document, invitation or advertisement relating to the notes has been issued or may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

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This prospectus supplement and the attached prospectus have neither been reviewed or approved by any regulatory authorities, including the Securities and Future Commissions and the Companies Registry of Hong Kong, nor have they been registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus supplement and the attached prospectus may not be issued, circulated or distributed in Hong Kong, and the notes may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the securities will be required, and is deemed by the acquisition of the securities, to confirm that it is aware of the restriction on offers of the notes described in this prospectus supplement and the relevant offering documents and that it is not acquiring, and has not been offered any notes in circumstances that contravene any such restrictions.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “FIEL”) and each underwriter has agreed that it has not offered or sold and will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Other Jurisdictions outside the United States

Each underwriter advised us that with respect to any other jurisdiction outside the United States, it has not offered or sold and will not offer or sell any notes in any jurisdiction, except under circumstances that resulted or will result in compliance with the applicable rules and regulations of such jurisdiction.

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CLEARANCE AND SETTLEMENT

The notes will be issued in the form of registered global notes. This means that we will not issue certificates to each holder. We will initially issue the notes in the form of one or more global notes that will be deposited with DTC, a securities depositary, and will be registered in the name of DTC’s nominee. A holder may hold beneficial interests in the global notes directly through DTC if such holder has an account with DTC or indirectly through organizations which have accounts with DTC, including Euroclear and Clearstream. DTC will keep a computerized record of its participants (for example, your broker) whose clients have purchased the notes. The participant will then keep a record of its clients who purchased the notes. Unless it is exchanged in whole or in part for a certificated note, a global note may not be transferred; except that DTC, its nominees, and their successors may transfer a global note as a whole to one another, see “Legal Ownership—Global Securities—Special Investor Considerations for Global Securities” in the attached prospectus. We will not issue certificated notes except in limited circumstances that we explain under “Legal Ownership—Global Securities—Special Situations in Which a Global Security is Exchangeable for Physical Certificates” in the attached prospectus.

Beneficial interests in the global notes will be shown on, and transfers of the global notes will be made only through, records maintained by DTC and its participants. A description of DTC and its procedures is set forth under “Clearance and Settlement” in the attached prospectus.

We will wire principal and interest payments to DTC’s nominee. We and the Trustee will treat DTC’s nominee as the owner of the global notes for all purposes. Accordingly, we, the Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global notes to owners of beneficial interests in the global note.

It is DTC’s current practice, upon receipt of any payment of principal or interest, to credit direct participants’ accounts on the payment date according to their respective holdings of beneficial interest in the global note as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting right to direct participants whose accounts are credited with notes on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global note, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interest, as is the case with notes held for the account of customers registered in “street name.” However, payments will be the responsibility of the participants and not of DTC, the Trustee or us.

Settlement for the notes will be made by the underwriters in immediately available funds. All payments of principal and interest will be made in immediately available funds, except as otherwise indicated in this section.

The notes have been accepted for clearance through DTC, Euroclear and Clearstream systems with the following codes:

CUSIP 685218 AC3 and ISIN US685218AC36.

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VALIDITY OF NOTES

The validity of the notes offered hereby will be passed upon by Jones Day, French and U.S. counsel for Orange. Certain matters of French law and New York law will be passed upon for the underwriters by DLA Piper UK LLP and DLA Piper LLP (US), respectively.

EXPERTS

 The consolidated financial statements of Orange as of and for the year ended December 31, 2015 incorporated by reference in Orange’s 2015 Form 20-F, and the effectiveness of Orange’s internal control over financial reporting as of December 31, 2015, have been audited by Ernst & Young Audit and KPMG S.A., independent registered public accounting firms, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and Orange management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015 have been incorporated herein by reference in reliance upon such reports and upon the authority of such firms as experts in accounting and auditing.  Ernst & Young Audit and KPMG S.A.’s report dated February 16, 2016, on the effectiveness of Orange’s internal control over financial reporting as of December 31, 2015, contains an explanatory paragraph that states that, as indicated in Management’s Annual Report on Internal Control Over Financial Reporting, management’s assessment of and conclusion on the effectiveness of internal control over financial reporting, did not include the internal controls of Jazztel and Médi Telecom, which are included in Orange's 2015 consolidated financial statements and which constituted 2.4% and 1% of total assets, respectively, as of December 31, 2015 and 1.4% and 0.6% of revenues, respectively, for the year then ended. Ernst & Young Audit and KPMG S.A.’s audit of internal control over financial reporting of the Company also did not include an evaluation of the internal control over financial reporting of Jazztel and Médi Telecom.

The consolidated financial statements of Orange as of and for the years ended December 31, 2014 and 2013 appearing in Orange’s Annual Report on Form 20-F for the year ended December 31, 2014, and the effectiveness of Orange’s internal control over financial reporting as of December 31, 2014, have been audited by Deloitte & Associés and Ernst & Young Audit, independent registered public accounting firms, as stated in their reports, which are incorporated herein by reference.

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EXCHANGE RATE INFORMATION

The following table sets forth the euro/U.S. dollar exchange rate from 2011 through 2015, and from April through October 2016, based on the noon buying rate expressed in U.S. dollars per euro. The information concerning the U.S. dollar exchange rate is based on the noon buying rate in New York City for cable transfers for foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York (the “Noon Buying Rate”). Such rates are provided solely for the convenience of the reader and are not necessarily the rates used by us in the preparation of the consolidated financial statements included in our 2015 Form 20-F. We do not represent that euros were, could have been, or could be, converted into U.S. dollars at these rates or at any other rate. See “Item 3. Key Information—3.D Risk factors—Financial Risks - Foreign Exchange Risk -Orange’s results and cash position are exposed to exchange rate fluctuations” of our 2015 Form 20-F. For information regarding the effect of currency fluctuations on our results of operations, see also “Item 5. Operating and financial review and prospects” of our 2015 Form 20-F.

U.S. dollars per euro	Period End	Average Rate(1)	High	Low
YEARLY AMOUNTS
2015……………………………………………………………………..	$1.0859	$1.1096	$1.2015	$1.0524
2014...........................................................................................................	$1.2101	$1.3297	$1.3927	$1.2101
2013...........................................................................................................	$1.3779	$1.3281	$1.3816	$1.2774
2012...........................................................................................................	$1.3186	$1.2859	$1.3463	$1.2062
2011...........................................................................................................	$1.2973	$1.3931	$1.4875	$1.2926
MONTHLY AMOUNTS
April 2016.................................................................................................	$1.1441	$1.1346	$1.1441	$1.1239
May 2016..................................................................................................	$1.1135	$1.1312	$1.1516	$1.1135
June 2016..................................................................................................	$1.1032	$1.1232	$1.1400	$1.1024
July 2016...................................................................................................	$1.1168	$1.1055	$1.1168	$1.0968
August 2016..............................................................................................	$1.1146	$1.1207	$1.1334	$1.1078
September 2016.........................................................................................	$1.1238	$1.1218	$1.1271	$1.1158
October 2016 (through October 21, 2016)................................................	$1.0866	$1.1057	$1.1212	$1.0866

________________________

(1)  The average of the Noon Buying Rates on the last business day of each month (or portion thereof) during the relevant period for the yearly average and on each business day of the month (or portion thereof) for the monthly average.

On October 21, 2016, the Noon Buying Rate was $1.0866 per euro.

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PROSPECTUS

DEBT SECURITIES

We may offer and sell debt securities from time to time. Each time we sell any of the debt securities described in this prospectus, we will provide one or more supplements to this prospectus that will contain specific information about those debt securities and the offering to which the prospectus supplement(s) relate. You should read this prospectus and any applicable prospectus supplement(s) carefully before you invest.

We may sell these debt securities to or through underwriters and also to other purchasers or through agents. The names of any underwriters or agents will be stated in an accompanying prospectus supplement.

Investing in these debt securities involves certain risks. See "Risk Factors" beginning on page 6.

Neither the U.S. Securities and Exchange Commission (the "SEC" or "Commission") nor any other regulatory body has approved or disapproved of these debt securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated December 8, 2014

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that Orange filed on December 8, 2014 with the SEC using the shelf registration process. Orange may sell the debt securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the debt securities that Orange may offer. Each time Orange sells debt securities, it will provide one or more prospectus supplements that will contain specific information about the terms of those debt securities and the offering to which such prospectus supplement(s) relate. The prospectus supplement(s) may also add, update or change information contained in this prospectus. You should read both this prospectus and any applicable prospectus supplement(s) together with the additional information described under the heading "Where You Can Find More Information" and "Incorporation by Reference" prior to purchasing any of the debt securities offered by this prospectus.

Unless otherwise indicated, information and statistics presented herein regarding market trends and Orange's market share relative to its competitors are based on its own research and various publicly available sources.

As used herein, the terms "Orange," "Orange group," the "Group," "we," "our," "ours" and "us," unless the context otherwise requires, refer to Orange together with its consolidated subsidiaries, and the "Company" and "Orange S.A." refer to the parent company, a French société anonyme (corporation), without its subsidiaries.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated herein by reference, contains forward-looking statements (within the meaning of Section 27A of the U.S. Securities Act of 1933 (the "Securities Act") or Section 21E of the U.S. Securities Exchange Act of 1934 (the "Exchange Act")), including, without limitation, certain statements made in Item 4.B. "Business overview" as well as in Item 5. "Operating and financial review and prospects" of our 2013 Form 20-F, as defined below. Forward-looking statements can be identified by the use of forward-looking terminology such as "should", "could", "would", "will", "expect", "consider", "confirm", "believe", "anticipate", "suggest", "pursue", "foresee", "plan", "predict", "benefit", "carry out", "meet", "increase", "exceed", "preserve", "optimize", "control", "intend", "continue", "maintain", "invest", "be aimed at", "strategy", "objective", "prospects", "outlook", "trends", "aim", "change", "intention", "ambition", "risk", "potential", "implementation", "roll-out", "commitment" or "progression" or similar expressions or the negative thereof or other variations thereof or comparable terminology, or by the forward-looking nature of discussions of strategy, plans or intentions. Although Orange believes these statements are based on reasonable assumptions, these forward-looking statements are subject to numerous risks and uncertainties, including matters not yet known to Orange or not currently considered material by Orange, and there can be no assurance that anticipated events will occur or that the objectives set out will actually be achieved.

Important factors that could cause actual results to differ materially from the results anticipated in the forward-looking statements include, among others:

•	consolidation of the telecom and audiovisual sector in France;

•	Orange's ability to withstand intense competition in the telecommunications industry and to adapt to the ongoing transformation of the telecommunications industry, in particular to technological changes and new customer expectations;

•	poor economic conditions prevailing in particular in France and in Europe and in certain other markets in which Orange operates;

•	Orange's ability to capture growth opportunities in new markets, and the risks specific to those markets;

•	Orange's ability to maintain a direct link with its customers in the face of new powerful players, such as content and service providers or search engines;

•	the effectiveness of Orange's action plans for human resources and IT, network development, customer satisfaction and international expansion, as well as the success of other strategic, operational and financial initiatives, embodied in its Conquest 2015 initiative;

•	risks related to information and communications technology systems generally;

•	fiscal and regulatory constraints and changes and the results of litigation with respect to regulations, competition and other matters;

•	the success of Orange's French and international investments, joint ventures and strategic partnerships, in situations in which it may or may not have control of the enterprise, and in countries presenting additional risk;

•	Orange's credit ratings, and its ability to access capital markets and the state of capital markets in general;

•	exchange rate or interest rate fluctuations;

•	asset impairments; and

•	other risks and uncertainties discussed in "Item 3. Key Information—3.D Risk factors" of our Annual Report on Form 20-F for the year ended December 31, 2013 (the "2013 Form 20-F").

Forward-looking statements speak only as of the date they are made. Other than as required by law, Orange does not undertake any obligation to update these statements in light of new information or future developments. Orange urges you to carefully review and consider the various disclosures it makes in this prospectus, including the documents incorporated by reference, concerning the factors that may affect its business, including the disclosures made in "Item 3. Key information—3.D. Risk factors," "Item 5. Operating and financial review and prospects," and "Item 11. Quantitative and qualitative disclosures about market risk" in our 2013 Form 20 - F.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Exchange Act applicable to foreign private issuers and file annual and other information with the SEC. You may read and copy any document that we file with the SEC at the SEC's public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. In addition, our SEC filings are available to the public at the SEC's web site at http://www.sec.gov. For further information, please call the SEC at 1-800-SEC-0330 or log on to http://www.sec.gov. However, if we satisfy the applicable conditions set forth in the SEC rules, we may seek to suspend or terminate our Exchange Act reporting obligations.

Our shares are listed on Euronext Paris and the New York Stock Exchange, the latter in the form of American Depository Shares ("ADS"). You can consult reports and other information about us that are filed pursuant to the rules of Euronext Paris and the New York Stock Exchange at these exchanges.

INCORPORATION BY REFERENCE

We have filed with the SEC a registration statement on Form F-3 relating to the debt securities covered by this prospectus. This prospectus is a part of that registration statement and does not contain all the information in that registration statement. Whenever a reference is made in this prospectus to a contract or other document of the Group, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC's public reference room in Washington, D.C., as well as through the SEC's Internet site.

The SEC allows us to incorporate by reference the information we file with them, which means that:

•	incorporated documents are considered part of this prospectus;

•	we can disclose important information to you by referring to those documents; and

•	information that we file with the SEC in the future and incorporate by reference herein will automatically update and supersede information in this prospectus and information previously incorporated by reference herein.

The information that we incorporate by reference is an important part of this prospectus.

Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. Any statement contained in such incorporated documents shall be deemed to be modified or superseded for the purpose of this prospectus to the extent that a subsequent statement contained in another document we incorporate by reference at a later date modifies or supersedes that statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate herein by reference:

•	our 2013 Form 20-F (File No. 001-14712), filed with the SEC on April 30, 2014;

•	our report on Form 6-K furnished to the SEC on December 8, 2014, containing, (1) our condensed consolidated interim financial statements and operating and financial review as of and for the six months ended June 30, 2014, (2) our ratio of earnings to fixed charges and a statement of the computation of such ratio, and (3) a table with our capitalization as of June 30, 2014, that expressly states that we incorporate it by reference in the registration statement on Form F-3 of which this prospectus is a part to the extent the information contained therein is not subsequently superseded; and

•	any document filed in the future with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and until this offering is completed. Any report on Form 6-K that we furnish to the SEC on or after the date of this prospectus (or portions thereof) is incorporated by reference in this prospectus only to the extent that the report expressly states that we incorporate it (or such portions) by reference in this prospectus and that is not subsequently superseded.

You may also request a copy of documents incorporated by reference at no cost, by contacting us orally or in writing at the following address and telephone number: Investor Relations, 78, rue Olivier de Serres, 75015 Paris, France, Tel: +33-1-44-44-22-22.

The 2013 Form 20-F and the other information incorporated by reference is considered to be a part of this prospectus. The information in this prospectus, to the extent applicable, automatically updates and supersedes the information in the 2013 Form 20-F.

You should rely only on the information that we incorporate by reference or provide in this prospectus or any applicable prospectus supplement(s). We have not authorized anyone to provide you with different information. We are not making an offer of these debt securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

We are a limited liability corporation organized under the laws of France. All of our directors are citizens and residents of countries other than the United States, and the majority of our assets are located outside of the United States. Accordingly, U.S. investors may find it difficult:

•	to effect service of process upon or obtain jurisdiction over our company or our officers and directors in U.S. courts in actions predicated on the civil liability provisions of the U.S. federal securities laws;

•	to enforce, either inside or outside the United States, judgments obtained in U.S. or non-U.S. courts in actions predicated upon the civil liability provisions of the U.S. federal securities laws against us or our officers and directors;

•	to bring an original action in a French court to enforce liabilities based upon the U.S. federal securities laws against us or our officers or directors; and

•	to enforce against us or our directors in non-U.S. courts, including French courts, judgments of U.S. courts predicated upon the civil liability provisions of the U.S. federal securities laws.

In addition, actions in the United States under the U.S. federal securities laws could be affected under certain circumstances by the French law No. 68-678 of July 26, 1968 as amended by French Law No. 80-538 of July 16, 1980, which may preclude or restrict the obtaining of evidence in France or from French persons in connection with those actions. Each of the foregoing statements also applies to our auditors.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated by reference into this prospectus as further described under "Where You Can Find More Information" and "Incorporation by Reference". This summary does not contain all of the information that you should consider before investing in the debt securities being offered by this prospectus. You should carefully read the entire prospectus, the documents incorporated by reference into this prospectus, the final term sheet, if any, and the prospectus supplement(s) relating to the particular debt securities being offered.

Orange

Orange S.A. is a société anonyme incorporated under the laws of France. Orange is one of the world's leading telecommunications operators with approximately 159,000 employees worldwide, including 99,000 employees in France, revenues of 29.397 billion euros in the first nine months of 2014 and 40.981 billion euros for the fiscal year 2013. Present in 30 countries, the Group had a total customer base of more than 239 million customers at September 30, 2014, including 182 million mobile customers and 16 million fixed broadband customers worldwide. Orange is also a leading provider of global IT and telecommunication services to multinational companies, under the brand Orange Business Services.

Orange has been listed on Euronext Paris and on the New York Stock Exchange ("NYSE") since October 1997, when the French State sold 25% of its shares to the public and to Orange employees. Subsequently, the French State gradually reduced its holding to 53%. The Law of December 31, 2003 authorized the transfer of the Company to the private sector and between 2004 and 2008, the French State sold a further 26% of the share capital. Following the October 2014 sale by Bpifrance of 1.9% of the share capital of Orange, at the date hereof, the French State retained 25.04% of the share capital, held either directly or jointly with Bpifrance Participations.

Orange's principal executive office is located at 78, rue Olivier de Serres, 75015 Paris, France and the telephone number is +33-1-44-44-22-22.

Debt Securities

For any particular debt securities we may offer, the applicable final term sheet, if any, and the applicable prospectus supplement will describe the title of the debt securities, the aggregate principal or face amount and the purchase price; the stated maturity; the amount or manner of calculating the amount payable at maturity; the rate or manner of calculating the rate and the payment dates for interest, if any; the redemption or repurchase terms; and any other specific terms. The debt securities will be issued pursuant to an indenture (the "Indenture") entered into between us and The Bank of New York Mellon, which acts as trustee (the "Trustee").

Except as otherwise specified, when we use the term "securities" or "debt securities" in this prospectus, we mean any of the debt securities we may offer with this prospectus. This prospectus, including this summary, describes the general terms that may apply to the debt securities; the specific terms of any particular debt securities that we may offer will be described in the applicable prospectus supplement.

Form of Debt Securities

The debt securities of a series may be offered in the form of one or more global certificates in registered form that will be deposited with a depositary, such as The Depository Trust Company, Euroclear Bank S.A./N.V. or Clearstream Banking, société anonyme, as specified in the applicable prospectus supplement.

Listing

If any debt securities are to be listed or quoted on a securities exchange or quotation system, the applicable prospectus supplement will say so.

RISK FACTORS

We urge you to carefully review the risks described below, together with the risks described in the documents incorporated by reference into this prospectus, before you decide to purchase debt securities. In particular, you should review the risks relating to our business included in our 2013 Form 20-F, incorporated by reference herein. If any of these risks actually occur, our business, financial condition and results of operations could suffer, and the trading price and liquidity of the debt securities offered by this prospectus could decline, in which case you may lose all or part of your investment.

Risks relating to an investment in the debt securities

We may incur substantially more debt in the future.

We may incur substantial additional indebtedness in the future, including in connection with future acquisitions, some of which may be secured by our assets. The terms of the debt securities and the indenture under which they are issued will not limit the amount of indebtedness we may incur. Any such incurrence of additional indebtedness could exacerbate the risks that holders of the debt securities currently face.

At any point in time there may or may not be an active trading market for our debt securities.

At any point in time there may or may not be an active trading market for our debt securities. While we may decide to list a particular series of debt securities on one or more stock exchanges or automated quotation system, we expect that many of our debt securities will not be listed on any exchange or automated quotation system. If any of the debt securities are traded after their initial issuance, they may trade at a discount from their initial offering price. Factors that could cause the debt securities to trade at a discount include, among others:

•	an increase in prevailing interest rates;

•	a decline in our credit worthiness;

•	the time remaining to the maturity;

•	a weakness in the market for similar securities; and

•	declining general economic conditions.

Direct creditors of our subsidiaries will generally have superior claims to cash flows from those subsidiaries.

Orange S.A. receives cash flows from its subsidiaries which can be used to meet its payment obligations under the debt securities. Since the creditors of any of these subsidiaries generally would have a right to receive payment that is superior to Orange S.A.'s right to receive payment from the assets of that subsidiary, holders of the debt securities will be effectively subordinated to creditors of the subsidiaries insofar as cash flows from those subsidiaries are relevant to meeting payment obligations under the debt securities. The terms and conditions of the debt securities and the indenture under which they are issued do not limit the amount of liabilities that Orange S.A.'s subsidiaries may incur. As of June 30, 2014, our total outstanding net financial debt amounted to 27.419 million euros, of which 24.633 million euros represented the net financial debt of Orange S.A. and 2.786 million euros represented the net financial debt of our subsidiaries. The latter corresponds to the net financial debt of such other Group entities after applying the relevant consolidation percentage and eliminating intra-group financial debt. In addition, certain subsidiaries are or may become subject to statutory or contractual restrictions on their ability to pay dividends or otherwise distribute or lend cash to Orange S.A. which could also limit the amount of funds available to meet payment obligations under the debt securities.

Since the debt securities are unsecured, your right to receive payments will be effectively subordinated to the rights of any secured creditors.

The debt securities that we are offering will be unsecured. Although the indenture governing our debt securities contains a negative pledge that prohibits us and our principal subsidiaries from pledging assets to secure certain limited types of bonds or similar debt instruments unless we make a similar pledge (or otherwise provide security approved by the bondholders) to secure the debt securities offered by this prospectus as described under "Description of Debt Securities—Negative Pledge" we and our principal subsidiaries are otherwise entitled to pledge our assets to secure debts. If we default on the debt securities, or after bankruptcy, liquidation or reorganization, then, to the extent we have previously granted security over our assets, the assets that secure those debts will then be used to satisfy the obligations under that secured debt before we can make payment on the debt securities. As a result, there may only be limited assets available to make payments on the debt securities. If there are not enough assets to satisfy the obligations of the secured debt, then the remaining amounts on the secured debt would share equally with all unsubordinated unsecured indebtedness, including debt securities, in the remaining assets.

We are not restricted in our ability to dispose of our assets by the terms of the debt securities.

We are generally permitted to sell or otherwise dispose of any or of substantially all of our assets to another corporation or other entity, subject to certain conditions found in "Description of Debt Securities—Special Situations—Consolidation, Merger and Sale of Assets" of this prospectus. If we dispose of a large amount of our assets, you will not be entitled to declare an acceleration of the maturity of the debt securities, and those assets will no longer be available to support our debt securities.

Our credit ratings may not reflect all risks of an investment in the debt securities.

The credit ratings ascribed to us and the debt securities are intended to reflect our ability to meet our payment obligations, generally and in respect of the debt securities. They may not reflect the potential impact of all risks related to structure and other factors on the value of the debt securities. In addition, actual or anticipated changes in our credit ratings may generally be expected to affect the market value of the debt securities.

French insolvency law may supersede certain provisions of the Indenture.

As a French company, Orange S.A. is subject to French insolvency law, including court-assisted pre-insolvency proceedings (mandat ad hoc proceedings or conciliation proceedings (procédure de conciliation)), court-administered insolvency proceedings (such as safeguard proceedings (procédure de sauvegarde), accelerated safeguard proceedings (procédure de sauvegarde accélérée), accelerated financial safeguard proceedings (procédure de sauvegarde financière accélérée) and judicial reorganization or liquidation proceedings (redressement or liquidation judiciaire). In general, French insolvency legislation favors the continuation of a business and protection of employment over the payment of creditors and could limit the ability of holders of debt securities to enforce their rights under the debt securities.

Under French insolvency law, holders of debt securities (obligations), which would include the debt securities issued hereunder and any other debt securities (obligations) issued under any other instruments, are automatically grouped into a single assembly of holders of all debt securities (the "Assembly") during an accelerated financial safeguard proceeding (procédure de sauvegarde financière accélérée), an accelerated safeguard proceeding (procédure de sauvegarde accélérée), a safeguard proceeding (procédure de sauvegarde) or a judicial reorganization proceeding (procédure de redressement judiciaire) in order to vote on the restructuring plan. If Orange S.A. were the subject of any such proceeding, the Assembly would be comprised of all holders of debt securities issued by Orange S.A. The Assembly would be called to deliberate on a draft safeguard plan (projet de plan de sauvegarde) or a judicial reorganization plan (projet de plan de continuation) with respect to Orange S.A. and may further agree to:

•	reschedule and/or write-off the debt represented by the debt securities;

•	decide to convert debt securities into shares; and/or

•	treat different types of debt securities holders differently, if justified by differences in circumstances.

Decisions of the Assembly would be taken by a two-thirds majority of the amount of debt held by all the holders of debt securities (which amount could include principal, interest and other amounts due under the debt securities) present or represented at a meeting (regardless of the terms of the debt securities). The holders of debt securities not impacted by the draft safeguard plan or the draft judicial reorganization plan or that will be paid in full upon approval by the commercial court will not be allowed to vote. The Assembly is not subject to quorum requirements.

Certain provisions of the Indenture therefore may not be enforced or enforceable by the Trustee or holders of debt securities issued under this Prospectus.

You may be unable to recover in civil proceedings for U.S. securities laws violations.

Orange S.A. is a corporation organized under the laws of France. All of our directors are citizens and residents of countries other than the United States, and the majority of our assets are located outside of the United States. Accordingly, it may be difficult for investors to effect service of process on or obtain jurisdiction over us or our directors in courts in the United States and enforce against us or them judgments obtained against us or them. In addition, we cannot assure you that civil liabilities predicated upon the federal securities laws of the United States will be enforceable in France. See "Enforceability of Certain Civil Liabilities."

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, we will use the net proceeds from the sale of the debt securities for general corporate purposes.

DESCRIPTION OF DEBT SECURITIES

General

We may issue debt securities using this prospectus. The debt securities that we may issue are governed by a contract between us (the "Issuer") and The Bank of New York Mellon (the "Trustee"), called an indenture.

The Trustee under the indenture has two main roles:

•	first, it can enforce your rights against us if we default. The indenture requires that certain actions by the holders must be taken and certain rights must be exercised, by holders of specified minimum percentages of the aggregate principal amount of the outstanding debt securities of a series. There are some limitations on the extent to which the Trustee acts on your behalf, described under "Events of Default—Remedies If an Event of Default Occurs" below; and

•	second, the Trustee performs administrative duties for us, such as sending you interest payments, transferring your debt securities to a new buyer if you sell your debt securities and sending you notices.

The indenture and its associated documents contain the full legal text governing the matters described in this section. The indenture and the debt securities are governed by New York law. A form of the indenture is an exhibit to our registration statement of which this prospectus forms a part. See "Where You Can Find More Information About Us" for information on how to obtain a copy. Because we are incorporated in France, French law may have a negative impact on the rights of holders of our debt securities. See "Risk Factors—French insolvency law may supersede certain provisions of the Indenture".

This section summarizes the material provisions of the indenture and the debt securities. However, because it is a summary, it does not describe every aspect of the indenture or the debt securities. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including some of the terms used in the indenture. The indenture is subject to the Trust Indenture Act of 1939. We describe the meaning for only the more important terms. We also include references in parentheses to some sections of the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus or in the prospectus supplement, those sections or defined terms are incorporated by reference herein or in the prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of your series described in the prospectus supplement.

We may issue as many distinct series of debt securities under the indenture as we wish. This section summarizes all material terms of the debt securities that are common to all series, unless otherwise indicated in the prospectus supplement relating to a particular series. The description below of the general terms of the debt securities issued under this prospectus will be supplemented by the more specific terms in the applicable prospectus supplement. Specific terms of the debt securities may also be contained in a written communication from us or the underwriters or agents, as applicable.

We may issue the debt securities as original issue discount securities, which are debt securities that are offered and sold at a substantial discount to their stated principal amount. (Section 1.01) Special U.S. federal income tax, accounting and other considerations may apply to original issue discount securities. These considerations are discussed below under "Taxation of the Debt Securities—United States Taxation." The debt securities may also be issued as indexed securities or securities denominated in currencies other than U.S. dollars or in currency units, as described in more detail in the prospectus supplement relating to any such debt securities.

Unless otherwise specified in a prospectus supplement, we may issue debt securities of the same series as an outstanding series of debt securities without the consent of holders of securities in the outstanding series. Any additional debt securities so issued will have the same terms as the existing debt securities of the same series in all respects (except for certain terms and conditions permitted to vary under certain provisions of the indenture including, for example, the issuance date, the date upon which interest begins accruing and, in some cases, the first interest payment on the new series), so that such additional debt securities will increase the aggregate principal amount of, and will be consolidated and form a single series with, the existing debt securities of the same series. Such issuances may not, however, form a single series for original issue discount and other U.S. federal income tax purposes. See "Taxation of Debt Securities—United States Taxation".

In addition, the specific financial, legal and other terms particular to a series of debt securities are described in the prospectus supplement and the underwriting agreement relating to that series. Those terms may vary from the terms described here. Accordingly, this summary also is subject to and qualified by reference to the description of the terms of the series described in the prospectus supplement.

The prospectus supplement relating to each series of debt securities will describe the following terms of that series:

•	the title of that series of debt securities;

•	the authorized denominations if other than the denominations set forth in the indenture;

•	the aggregate principal amount of that series of debt securities to be issued;

•	the date or dates on which we will pay the principal of the series of debt securities;

•	the rate or rates, which may be fixed or variable, per annum and, if variable, the method of determination of such rate or rates at which the related series of debt securities will bear interest, if any, and the date or dates from which interest, if any, will accrue;

•	the dates on which interest, if any, on the series of debt securities will be payable and the regular record dates for the interest payment dates;

•	any deletions or modifications of or additions to the Events of Default set forth below and related remedies described below or our covenants set forth in the indenture;

•	any provisions for redemption at the option of the holder;

•	if other than the principal amount thereof, the portion of the principal amount of the debt securities of that series that will be payable upon any declaration of acceleration of maturity;

•	the currency of payment of principal of, premium, if any, interest and additional amounts (as defined below), if any, on that series of debt securities and the manner of determining the equivalent amount in the currency of the United States of America, if applicable;

•	if the principal amount payable at maturity of the series of debt securities will not be determinable until maturity, the amount that will be deemed to be the principal amount thereof for any other purpose under the indenture or the debt securities;

•	any index used to determine the amount of payment of principal of, premium, if any, and interest on that series of debt securities;

•	whether the series of debt securities will be issuable in whole or in part in the form of a global security as described under "Legal Ownership—Global Securities," and the depositary or its nominee with respect to that series of debt securities, and any special circumstances under which the global security may be registered for transfer or exchange in the name of a person other than the depositary or its nominee;

•	whether the series of debt securities can be redeemed at our option and any make-whole amount (if applicable);

•	if applicable, a discussion of any material U.S. federal or French income tax considerations; and

•	any other special features of that series of debt securities. (Section 2.01)

In this description of debt securities "you" means direct holders and not street name or other indirect holders of securities. Indirect holders should read the section "Legal Ownership—Street Name and Other Indirect Holders."

Additional Mechanics

Exchange and Transfer

The debt securities will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations that are indicated in the applicable prospectus supplement.

You may have your debt securities of any series broken into more debt securities of smaller denominations of the same series or combined into fewer debt securities of larger denominations of the same series, as long as the total principal amount is not changed. (Section 2.05) This is called an exchange.

You may exchange or transfer registered debt securities at the corporate trust office of the Trustee. The Trustee acts as our agent for registering debt securities in the names of holders and transferring registered debt securities. The entity performing the role of maintaining the list of registered holders is called the security registrar. It will also register transfers of the registered debt securities. (Section 2.05)

You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange of a registered debt security will only be made if the security registrar is satisfied with your proof of ownership. (Section 2.05)

If we have designated additional transfer agents, they are named in the prospectus supplement with respect to each series of debt securities. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts. (Section 6.02)

If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities during a specified period of time in order to freeze the list of holders to prepare the mailing. The period begins 15 days before the day we mail the notice of redemption and ends on the day of that mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption. However, we will continue to permit transfers and exchanges of the unredeemed portion of any security being partially redeemed. (Section 2.05)

Payment and Paying Agents

We will pay interest to you if you are a direct holder listed in the Trustee's records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the regular record date and is stated in the prospectus supplement. (Section 2.09)

We will pay interest, principal and any other money due on the registered debt securities at the Trustee's corporate trust office. That office is currently located at 101 Barclay Street—8W, New York, N.Y. 10286. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks. Interest on global securities will be paid to the holder thereof by wire transfer.

We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the Trustee's corporate trust office, but we must maintain an office or agency in each place of payment for the debt securities of any series. These offices are called paying agents. We may also choose to act as our own paying agent. We will notify the Trustee of changes in the paying agents for any particular series of debt securities. (Section 6.02)

Street name and other indirect holders should consult their banks or brokers for information on how they will receive payments.

Regardless of who acts as paying agent, all money that we pay to a paying agent that remains unclaimed at the end of two years after the amount is due to direct holders will be repaid to us. After that two-year period, you may look only to us for payment and not to the Trustee, any other paying agent or anyone else. (Section 6.03)

Special Situations

Consolidation, Merger and Sale of Assets

We or any Principal Subsidiary (as defined below), without the consent of the holders of the debt securities, may consolidate with, or merge into, or convey, transfer or lease our respective assets substantially as an entirety to any corporation duly incorporated in any jurisdiction; provided that:

(i)	we or another of our subsidiaries is the successor corporation; or

(ii)	such merger, conveyance, transfer or lease occurs between us and a Principal Subsidiary or between Principal Subsidiaries; or

(iii)	(a) the creditworthiness of the successor corporation is not materially weaker than our creditworthiness or the creditworthiness of the applicable Principal Subsidiary, as the case may be, immediately prior to such merger, consolidation, conveyance, transfer or lease; (b) any successor corporation assumes our obligations under the debt securities and the indenture (including the obligation to pay additional amounts); (c) after giving effect to the transaction, no event that, after notice or lapse of time, would become an event of default, shall have occurred and be continuing; (d) the debt securities will be valid and binding obligations of the successor corporation entitling the holders thereof, as against the successor corporation, to all rights of holders of debt securities under the indenture and the debt securities; and (e) certain other conditions are met (including payment of additional amounts, if any, resulting from such consolidation, merger, conveyance, transfer or lease of assets).

It is possible that the U.S. Internal Revenue Service ("IRS") may deem a consolidation, merger or other similar transaction or a transfer of our obligation under the debt securities to a subsidiary to result in an exchange for U.S. federal income tax purposes of outstanding debt securities for new debt securities by the holders of the outstanding debt securities. If this IRS position were sustained, this could result in the recognition of taxable gain or loss for U.S. federal income tax purposes and possible other adverse tax consequences.

If the jurisdiction of incorporation of the successor corporation is not France, then such jurisdiction will be substituted for France in the "Payment of Additional Amounts" section.

Modification and Waiver

There are three types of changes we can make to the indenture and the debt securities.

Changes Requiring Your Approval. First, there are changes that cannot be made to your debt securities without your specific approval. We must obtain your specific approval in order to:

•	change the stated maturity of the principal or interest on a debt security;

•	reduce the principal amount of, or the rate of interest or any premium payable on, a debt security;

•	change any obligation to pay additional amounts;

•	reduce the amount of principal payable upon acceleration of the maturity of a debt security following a default;

•	change the place or currency of payment on a debt security;

•	impair your right to sue for payment of principal, interest, premium or any additional amount that has not been paid once it has become due;

•	reduce the percentage of holders of debt securities whose consent is needed to modify or amend the indenture;

•	reduce the percentage of holders of debt securities whose consent is needed to waive compliance with various provisions of the indenture or to waive various defaults; and

•	modify any other aspect of the provisions dealing with modification and waiver of the indenture. (Section 10.02)

Changes Requiring a Qualified Majority Vote. The second type of change to the indenture and the debt securities is the kind that requires a vote in favor by holders of debt securities owning a qualified majority of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes and other changes that would not adversely affect holders of the debt securities in any material respect. (Section 10.02) For example, this vote would be required for us to obtain a waiver of all or part of the covenants described below or a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the indenture or the debt securities described above under "—Changes Requiring Your Approval" unless we obtain your individual consent to the waiver. (Section 8.01)

Changes Not Requiring Approval. The third type of change does not require any vote by holders of debt securities. This type is limited to clarifications and other changes that would not materially adversely affect holders of the debt securities. (Section 10.01)

Further Details Concerning Voting. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a security:

•	for original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default.

•	for debt securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that security described in the related prospectus supplement.

•	debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased pursuant to any applicable defeasance provisions described in the related prospectus supplement. (Section 1.01)

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities of a specified series that are entitled to vote or take other action under the indenture, such as with respect to changes to the indenture and/or debt securities or the waiver of certain covenants. If we set a record date for this purpose, that vote or waiver may be taken only by persons who are holders of outstanding debt securities of that series on the record date and must be taken within 90 days following the record date. (Sections 14.13)

Under the indenture, a qualified majority exists with respect to a series of debt securities when at least two-thirds of the aggregate principal amount of outstanding debt securities of such series are present, in person or by proxy, at a meeting of holders of the affected series of debt securities, also known as a debt holder meeting, and a vote of two-thirds is cast with respect to those outstanding debt securities. If the required percentage of a particular series of debt securities present in person or by proxy does not reach two-thirds at the initial debt holder meeting, a qualified majority will still exist if at a second debt holder meeting a vote of the holders of two-thirds of the outstanding debt securities present, in person or by proxy, is cast, irrespective of the amount of debt securities represented at that meeting.

Street name and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.

Redemption and Repayment

The prospectus supplement will state whether the debt securities are redeemable by us or subject to repayment at the holder's option, other than as described below under "—Optional Tax Redemption."

We or our affiliates may purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices.

We shall not be required to establish a sinking fund.

Payment of Additional Amounts

We will make payments on the debt securities without withholding any taxes unless otherwise required to do so by French law (including, for the avoidance of doubt, regulations). If French law requires that any payment of principal and interest in respect of any debt security is subject to deduction or withholding in respect of any present or future taxes, duties, assessments or governmental charges of whatsoever nature, all of which we call taxes, imposed or levied by, or on behalf of, France or any political subdivision or any authority therein or thereof having power to tax, we will, to the fullest extent then permitted by law, pay such additional amounts as may be necessary in order that the net amounts received by the holders of the debt securities after such deduction or withholding shall equal the respective amounts of principal and interest which would otherwise have been receivable in respect of the debt securities in the absence of such withholding or deduction, (which we refer to as the additional amounts); except that no such additional amounts shall be payable with respect to any debt security:

•	presented for payment by or on behalf of, a holder (including a beneficial owner (ayant droit)), who is liable for such taxes in respect of such debt security by reason of his having some connection with France other than the mere holding of (or beneficial ownership with respect to) the debt security;

•	presented for payment for, or on behalf of a holder (including a beneficial owner (ayant droit)) that is established or domiciled in a non-cooperative State or territory within the meaning of Article 238-0 A of the French General Tax Code (Code général des impôts) (a "Non-cooperative State") or which would have been able to avoid such taxes by receiving payments under such debt security in a bank account opened in a financial institution that is not located in any Non-cooperative State;

•	where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC, as amended, supplemented or replaced from time to time, or any law implementing or complying with, or introduced in order to conform to, such Directive;

•	presented for payment by or on behalf of a holder of any debt security, who would have been able to avoid such withholding or deduction by presenting the relevant security to another paying agent in a Member State of the European Union;

•	where presentation of the debt security is required for payment, more than 30 days after the Relevant Date (as defined below) except to the extent that the holder would have been entitled to such additional amounts on presenting it for payment on such thirtieth day; or

•	where the tax is on account of an estate, inheritance, gift, sale, transfer, personal property or similar tax.

For the purpose of the payment of additional amounts, "Relevant Date" in respect of any debt security means the date on which such payment first becomes due or, if any amount of the money payable is improperly withheld or refused, the date on which payment in full of the amount outstanding is made or where presentation for payment is required, if earlier, the date seven days after that on which notice is duly given to the holders that, upon further presentation of the debt security being made in accordance with the terms and conditions of the debt security, such payment will be made, provided that payment is in fact made upon such presentation. (Section 6.08)

Optional Tax Redemption

Unless otherwise specified in the prospectus supplement, for a particular series, we may redeem the debt securities of a given series prior to maturity if:

(a)	on the occasion of the next payment due under such debt securities, we have or will become obliged to pay additional amounts as a result of any change in, or amendment to, the laws or regulations of France, or other jurisdiction of incorporation of our company or any political subdivision or any authority in or of France or such other jurisdiction having power to tax, or any change in the application or official interpretation of such laws or regulations, or as a result of any change in, or amendment to, or any change in the application or official interpretation of, the law or regulations of any jurisdiction in which a successor to, or substitute obligor, of our company is incorporated or is a resident for tax purposes subsequent to the date of succession, we would be required to pay additional amounts as described above under "Payment of Additional Amounts", and which we call an optional tax redemption; provided that no notice of optional tax redemption shall be given earlier than 90 days prior to the earliest date on which we would be obliged to pay such additional amounts were a payment in respect of such debt securities then due; and

(b)	we cannot avoid this obligation by taking reasonable measures available to us.

Debt securities redeemed pursuant to an optional tax redemption will be redeemed in whole but not in part at a redemption price equal to 100% of the principal amount thereof together with additional amounts, if any, and interest accrued to (but excluding) the date of redemption.

In addition, if, upon the occurrence of any change in, or any change in the official application or interpretation of French law (including, for the avoidance of doubt, regulations) or the law (including, for the avoidance of doubt, regulations) of any jurisdiction in which the successor to, or substitute obligor, of our company is incorporated or is a resident for tax purposes, becoming effective after the issuance date of the debt securities (or in the case of a successor or substitute person of our company, the date on which such person assumed our obligations under the debt securities as described herein under "—Special Situations—Consolidation, Merger and Sale of Assets"), we have suffered or will suffer non-deductibility of interest and other revenues because a holder is located or payments are made in a Non-cooperative State with respect to any payment, we may redeem the debt securities held by such holder in whole but not in part, at our option, on the occasion of the next interest payment date under the debt securities at an amount equal to the principal amount thereof together with additional amounts, if any, together with interest accrued to (but excluding) the date of redemption.

Prior to giving the notice of a tax redemption, we will deliver to the Trustee:

•	a certificate signed by a duly authorized officer stating that we are entitled to effect the redemption and setting forth a statement of facts showing that the conditions precedent to our right to so redeem have occurred; and

•	an opinion of legal counsel stating that we are or would be obligated to pay additional amounts or have suffered or would suffer such non-deductibility of interest and other revenues as a result of such change or amendment in the official application or interpretation of French law (or in the case of a successor or substitute person of our company, the taxes arising from the law of the jurisdiction of incorporation or tax residency of such successor or substitute).

Other Indebtedness

In the event that we fail to pay when due, which includes, if applicable, at the expiry of any grace period, any monies in excess of EUR 200,000,000 or its equivalent in any other currencies, in respect of any of our indebtedness, other than the debt securities, or in the event that any required payment in excess of EUR 200,000,000 or its equivalent in any other currencies in respect of any guarantee we give in respect of monies borrowed is not honored, all amounts payable with respect to the debt securities shall become immediately due and payable at the principal amount, together with interest and additional amounts, if any, accrued to the date of repayment, unless we are contesting in good faith that such debt is due or that such guarantee is callable so long as the dispute is being defended and has not been fully adjudicated or unless such non-payment arose due to a technical failure or administrative error and is remedied within the shorter of the applicable grace period and eight (8) business days next following the service on us by any holder of a debt security or a beneficial interest therein of notice requiring repayment thereof. For the purposes of this paragraph only, "business day" means a day on which commercial banks and foreign exchange markets settle payment in New York City and Paris. (Section 6.09)

Negative Pledge

As long as any debt security is outstanding, we will not, and will ensure that none of our Principal Subsidiaries will, create or permit to subsist any mortgage, charge, pledge, lien (other than a lien arising by operation of law) or other form of encumbrance or security interest, each of which we call a security interest, upon the whole or any part of our or their respective undertakings, assets or revenues of whatever nature, present or future, to secure any Relevant Debt (as defined below) or any guarantee or indemnity in respect of any Relevant Debt unless, at the same time or prior thereto, our obligations under the debt securities are (A) equally and ratably secured therewith or (B) benefit from a security interest or other arrangement, to the extent permitted by French or other applicable law or regulation, as shall be approved by an act of the holders holding at least a majority of the principal amount of the outstanding debt securities of an affected series. (Section 6.10)

For the purpose of this covenant, "Relevant Debt" means any present or future indebtedness for borrowed money in the form of, or represented by, bonds (obligations), notes or other securities (including titres de créances négociables) that, at the time of the issue, are being, are capable of being, or are intended to be, quoted, listed or ordinarily dealt in on any stock exchange or over-the-counter or other securities market, but excluding present or future indebtedness for borrowed money in the form of such other securities issued by us or a Principal Subsidiary in private placements that we or such Principal Subsidiary shall have required in writing not to be so quoted, listed or ordinarily dealt in.

For the purpose of this covenant and the "Events of Default" described below,

"Principal Subsidiary" means at any relevant time any of our subsidiaries:

(a)	(i) whose total assets or operating income (or, where the Subsidiary in question prepares consolidated financial statements, whose total consolidated assets or consolidated operating income, as the case may be) attributable to us represent not less than fifteen percent of the total consolidated assets or the consolidated operating income of our group, all as calculated by reference to the then latest audited financial statements (or consolidated financial statements, as the case may be) of such subsidiary and our then latest audited consolidated financial statements, and

(ii)	whose management and control is exercised by the Issuer.

(b)	to which is transferred all or substantially all the assets and undertakings of a subsidiary which immediately prior to such transfer is a Principal Subsidiary.

"Subsidiary" means in relation to any person or entity at any time, which we refer to as an entity, any other person or entity (whether or not now existing) more than 50 percent of the capital of which is held by the entity (as set out in Article L.233-1 of the French Code de Commerce (the French Commercial Code)) or any other person or entity controlled directly or indirectly within the meaning of Article L.233-3 of the French Commercial Code by the entity. (For information purposes only, Article L.233-3 provides that an Entity would be considered to control such person or entity if it (a) holds directly or indirectly a percentage of the share capital that confers upon it a majority of the voting rights; (b) holds alone the majority of voting rights by virtue of an agreement (which is not contrary to the interests of such person or entity) made with the other shareholders of such person or entity, (c) de facto, by virtue of the voting rights it holds, makes decisions at shareholders' meetings, or (d) it is a shareholder of such person or entity and has the power to appoint or dismiss the majority of the members of the board of directors, or of the supervisory or of the control board (in the case of a company having a supervisory and control board). It is presumed to exercise control if it holds, directly or indirectly, more than 40 percent of the voting rights and no other shareholder holds a larger percentage of the voting rights than it.)

Defeasance and Discharge

We can defease or discharge our obligations under the indenture as set forth below. (Sections 5.01 and 12.01).

Defeasance

The indenture contains a provision that permits us to elect:

•	to be discharged from all our obligations (subject to limited exceptions) with respect to any series of debt securities then outstanding (Section 5.02); or

•	to be released from our obligations above under "—Other Indebtedness," "—Negative Pledge," and "—Consolidation, Merger and Sale of Assets" and omit to comply with such obligations without giving rise to an event of default; and the occurrence of an event of default with respect thereto may be deemed not to be an event of default with respect to any outstanding debt securities of a series of debt securities. (Section 5.03)

We can legally release ourselves from payment or other obligations on the debt securities of a series under the above elections, as applicable, except for obligations described below, if we, in addition to other actions, put in place the following arrangements for you to be repaid:

•	we must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities of a series a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities of a series on their various due dates. In addition, on the date of such deposit, we must not be in default. For purposes of this no-default test, a default would include an event of default that has occurred and not been cured, as described under "Events of Default" below. A default for this purpose would also include any event that otherwise would be an event of default, if the requirements for giving us default notice or our default having to continue for a specific period of time were to be disregarded. (Section 5.04)

•	we must deliver to the Trustee a legal opinion of our counsel confirming that under current U.S. federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and instead merely repaid the debt securities ourselves in accordance with their terms. (Section 5.04)

However, even if we take these actions, a number of our obligations relating to the debt securities of the series will remain. These include the following obligations:

•	to register the transfer and exchange of debt securities;

•	to replace mutilated, destroyed, lost or stolen debt securities;

•	to maintain paying agencies; and

•	to hold money for payment in trust. (Section 5.02)

Discharge Permitted Under Certain Condition.

Under terms satisfactory to the Trustee, we may discharge certain obligations to holders of any series of debt securities that have not already been delivered to the Trustee for cancellation and that have either become due and payable or by their terms will become due and payable within one year or are scheduled for redemption within one year by irrevocably depositing with the Trustee cash in the currency of the series or U.S. government obligations (as defined in the indenture), as trust funds, in an amount certified to be sufficient to pay the principal of such debt securities at maturity (or upon redemption) and the accrued and unpaid interest, and additional amounts, if any, thereon on the scheduled payment dates therefor. (Section 12.01)

Ranking

The debt securities are not secured by any of our property or assets. Accordingly, your ownership of debt securities means you are one of our unsecured creditors. The debt securities are not subordinated to any of our other unsecured debt obligations and therefore they rank equally with all our other unsecured and unsubordinated indebtedness.

Events of Default

If any one or more of the following events, each of which we refer to as an event of default, shall occur and be continuing, you will have special rights if it is not cured, as described below:

(a)	if we default in the payment of any principal, interest or additional amounts due in respect of the debt securities or any of them and, with respect to any interest or additional amounts due, the default continues for a period of 15 days next following the service on us by the Trustee or any holder of any debt security of written notice requiring the same to be remedied; or

(b)	if we fail to perform or observe any of our other obligations under the indenture or the debt securities and (except in any case where the failure is incapable of remedy when no continuation or notice as is hereinafter mentioned will be required) the failure continues for the period of 30 days next following the service on us by the Trustee or of the holders of 25% of the principal amount of debt securities of the affected series of written notice requiring the same to be remedied; or

(c)	prior to redemption in full of the debt securities, we or any of our Principal Subsidiaries is dissolved, wound up or reorganized (either by court order or otherwise) or consolidates with, merges into, or conveys, transfers or leases its assets substantially as an entity to any company other than any consolidation, merger, conveyance, transfer or lease undertaken in accordance with the provisions described under "—Consolidation, Merger and Sale of Assets" above; or

(d)	if we or any of our Principal Subsidiaries makes any proposal for a general moratorium in relation to our or its debt or a judgment is issued for judicial liquidation (liquidation judiciaire) or for a judicial transfer of the whole of its business (cession totale de l'entreprise à la suite d'un plan de cession) of the Issuer or, to the extent permitted by applicable law, if the Issuer makes any conveyance, assignment or other arrangement for the benefit of creditors or enters into a composition with creditors; or

(e)	if we or any of our Principal Subsidiaries ceases to carry on all or substantially all of its telecommunications business (which represents a substantial part of our and our subsidiaries' telecommunications business taken as a whole) carried on by it prior to such cessation, resulting in a reduction of the value of our assets on a consolidated basis; or

(f)	we or any of our Principal Subsidiaries stops or threatens to stop payment of, or is unable to, or admits inability to, pay its debts (or any class of its debts) as they fall due, or is adjudicated or found bankrupt or insolvent; or

(g)	if (A) proceedings (other than under the laws of France) are initiated against us or any of our Principal Subsidiaries under any applicable liquidation, insolvency, composition reorganization or any other similar laws, or an application (other than under the laws of France) is made for the appointment of an administrative or other receiver, manager or administrator or any such or other similar official is appointed, in relation to us or, as the case may be, in relation to the whole or a part of our undertakings or assets, or an encumbrance takes possession of the whole or a part of the applicable company's undertakings or assets (which are material in the context of the issue of the debt securities), or a distress, execution, attachment, sequestration or other process is levied, enforced upon, sued out or put in force against the whole or a part of its undertakings or assets (which are material in the context of the issue of the debt securities); and (B) in any case (other than the appointment of an administrator) are not discharged within 28 days, provided that this paragraph (g) shall not apply to any proceedings against us or a Principal Subsidiary brought by a third party other than an administrative or judicial authority where we can demonstrate that any such proceedings are being contested by us or the Principal Subsidiary in good faith, diligently and by appropriate proceedings in a competent court; or

(h)	any other event of default described in the related prospectus supplement (if any) occurs. (Section 8.01)

Remedies if an Event of Default Occurs. If an event of default has occurred and has not been cured, the Trustee or the holders of 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be canceled by the holders of at least a majority in principal amount of the debt securities of the affected series if certain conditions are met. (Section 8.01)

Except in cases of default, where the Trustee has some special duties, the Trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the Trustee satisfactory protection from reasonable costs, expenses and liability. This protection is called an indemnity. (Section 9.02) If such indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other proceeding seeking any remedy available to the Trustee. These majority holders may also direct the Trustee in performing any other action under the indenture. (Section 8.06)

It may also be possible for you to bypass the Trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities. Before you bypass the Trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	the Trustee must have received written notice that an event of default has occurred and remains uncured.

•	the holders of 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the Trustee take action because of the default, and must offer satisfactory indemnity or security to the Trustee against the reasonable costs, expenses and other liabilities incurred in complying with that request, including those of its agents and counsel.

•	the Trustee must have not taken action for 60 days after receipt of the above notice, request and offer of indemnity.

•	no direction inconsistent with such written request must have been given to the Trustee during such 60-day period by holders of a majority in principal amount of all outstanding debt securities of that series. (Section 8.04)

Nothing, however, will prevent an individual holder from bringing suit to enforce payment. (Section 8.04)

Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the Trustee and to make or cancel a declaration of acceleration.

We will furnish to the Trustee every year a written statement of certain of our officers certifying that, to their knowledge, we are in compliance with the indenture and the debt securities, or else specifying any default. (Section 6.04)

Form of Notes, Clearance and Settlement

The debt securities of each series will be issued as one or more global securities as described below under "Legal Ownership—Global Securities". We will not issue physical certificates representing the debt securities except in the limited circumstances we explain below under "Legal Ownership—Global Securities—Special Situations in Which a Global Security is Exchangeable for Physical Certificates".

The debt securities will be issued in the form of global securities deposited in DTC. Beneficial interests in the debt securities may be held through DTC, including its direct participants Euroclear and Clearstream, as more fully described below in "Clearance and Settlement".

Notices

We and the Trustee will send notices only to direct holders, using their addresses as listed in the Trustee's records. (Section 14.04) So long as debt securities in global form are outstanding, all notices to be given by us to holders of debt securities will be given to DTC, in accordance with its applicable procedures, from time to time.

We will also ensure that notices are duly published in a manner that complies with the rules and regulations of any stock exchange on which the debt securities are for the time being listed. In addition, all notices shall be sent to the Trustee. DTC will undertake to communicate these notices to their participants in accordance with their standard procedures.

Neither the failure to give any notice to a particular holder, nor any defect in any notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

Notices to be given by any holder of the debt securities shall be in writing and given by lodging the same with the Trustee or any paying agent.

Reports

With respect to any debt securities offered hereby, we will file with the Trustee and the Commission, and transmit to holders, only such information, documents, and other reports, including financial information and statements and such summaries thereof, as may be required pursuant to the Trust Indenture Act at the times and in the manner provided pursuant to such Act. Any information, documents or reports required to be filed with the Commission pursuant to Section 13 or 15(d) of the Exchange Act shall be filed with the Trustee within 15 days after the same is filed with the Commission; provided that the Company will be deemed to have filed with the Trustee and made available to Holders such reports and other documents and information referred to above if the Company has filed such reports, documents and information with the Commission via its Electronic Data Gathering, Analysis and Retrieval System filing system and such reports, documents and information are publicly available. We have no other obligation to provide information, documents or other reports.

Governing Law

The indenture and the debt securities are governed by and construed in accordance with the laws of the State of New York, except that the authorization and execution by us of the indenture and the debt securities shall be governed by and construed in accordance with the laws of France. Any action arising out of the indenture or the debt securities may be brought in any state or federal court in the Borough of Manhattan, The City of New York. We have irrevocably submitted to the non-exclusive jurisdiction of any of these courts in any such actions and have appointed an authorized agent upon which holders of the debt securities may serve process.

Regarding the Trustee

We and several of our subsidiaries maintain banking relations with the Trustee and its affiliates in the ordinary course of our and their business.

If an event of default occurs, or an event occurs that would be an event of default if the requirements for giving us default notice or our default having to continue for a specific period of time were disregarded, the Trustee may be considered to have a conflicting interest with respect to the debt securities or the applicable indenture for purposes of the Trust Indenture Act of 1939. In that case, the Trustee may be required to resign as Trustee under the applicable indenture and we would be required to appoint a successor Trustee.

LEGAL OWNERSHIP

Street Name and Other Indirect Holders

We generally will not recognize investors who hold securities in accounts at banks or brokers as legal Holders of securities. When we refer to the "Holders" of securities, we mean only the actual legal and (if applicable) record Holder of those securities. Holding securities in accounts at banks or brokers is called holding in "street name." If you hold securities in street name, we will recognize only the bank or broker or the financial institution the bank or broker uses to hold its securities. These intermediary banks, brokers and other financial institutions pass along principal, interest, dividends and other payments on the securities, either because they agree to do so in their customer agreements or because they are legally required to do so. If you hold securities in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle voting rights if it were ever required;

•	whether and how you can instruct it to send you securities and, if the securities are in registered form, have them registered in your own name, so you can be a direct Holder as described below; and

•	how it would pursue rights under the securities if there were a default or other event triggering the need for Holders to act to protect their interests.

Direct Holders

Our obligations, as well as the obligations of the Trustee and those of any third parties employed by us or the Trustee, under the securities run only to persons who are registered as Holders of the securities. As noted above, we do not have obligations to you if you hold in street name or other indirect means, either because you choose to hold securities in that manner or because the securities are issued in the form of global securities as described below. For example, once we make payment to the registered Holder, we have no further responsibility for the payment even if that Holder is legally required to pass the payment along to you as a street name customer but does not do so.

Global Securities

What is a Global Security?

A global security is a special type of indirectly held security. Unless otherwise specified in the prospectus supplement, securities will be issued in the form of global securities in registered form. In this case, the ultimate beneficial owners can only be indirect holders as the global security will be registered in the name of a financial institution we select, such as The Depository Trust Company.

In this case, we require that the securities included in the global security not be transferred to the name of any other direct Holder unless the special circumstances described below occur. The financial institution that acts as the sole direct Holder of the global security is called the "depositary." Any person (other than direct participants in the depositary) wishing to own a security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary.

Special Investor Considerations for Global Securities

As an indirect Holder, an investor's rights relating to a global security will be governed by the account rules of the investor's financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a Holder of securities and instead deal only with the depositary in whose name the global security is registered.

If you are an investor in securities that are issued only in the form of global securities, you should be aware that:

•	you cannot have securities registered in your own name.

•	you cannot receive physical certificates for your interest in the securities.

•	you will be a street name Holder and must look to your own bank or broker for payments on the securities and protection of your legal rights relating to the securities, as explained above under "Street Name and Other Indirect Holders."

•	you may not be able to sell interests in the securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates.

•	the depositary's policies will govern payments, transfers, exchange and other matters relating to your interest in the global security. We and the Trustee have no responsibility for any aspect of the depositary's actions or for its records of ownership interests in the global security. We and the Trustee also do not supervise the depositary in any way.

Special Situations in Which a Global Security is Exchangeable for Physical Certificates

In a few special situations described below, a global security is exchangeable for physical certificates representing securities. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own bank or brokers to find out how to have their interests in securities transferred to their own name so that they will be direct Holders. The rights of street name investors and direct Holders in the securities have been previously described in the subsections entitled "Street Name and Other Indirect Holders" and "Direct Holders" above.

The special situations in which a global security is exchangeable for physical certificates are:

•	When the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary and we do not appoint a successor depositary.

•	When we elect to exchange the global securities representing such debt securities for physical certificates representing such debt securities.

•	When an event of default on the securities has occurred and has not been cured. Defaults on debt securities are discussed under "Description of Debt Securities—Events of Default."

The prospectus supplement(s) may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and neither we nor, in the case of debt securities, the Trustee is responsible for deciding the names of the institutions that will be the initial direct Holders. For more information, see "Description of Debt Securities."

CLEARANCE AND SETTLEMENT

General

Debt securities we issue may be held through one or more international and domestic clearing systems. The principal clearing systems we will use are the book-entry systems operated by The Depository Trust Company ("DTC") in the United States, Clearstream Banking, "société anonyme", in Luxembourg ("Clearstream") and Euroclear Bank S.A./N.V., as operator of the Euroclear System in Belgium ("Euroclear"). These systems have established electronic securities and payment, transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow the debt securities to be issued, held and transferred among the clearing systems without the physical transfer of certificates.

Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market. Where payments for registered securities in global form will be made in U.S. dollars, these procedures can be used for cross-market transfers and the securities will be cleared and settled on a delivery against payment basis.

Investors in securities that are issued outside of the United States, its territories and possessions must initially hold their interests through Euroclear, Clearstream or the clearance system that is described in the applicable prospectus supplement.

Cross-market transfers of securities that are not in global form may be cleared and settled in accordance with other procedures that may be established among the clearing systems for these securities.

The policies of DTC, Clearstream and Euroclear will govern payments, transfers, exchange and other matters relating to the investor's interest in securities held by them. This is also true for any other clearance system that may be named in a prospectus supplement.

We have no responsibility for any aspect of the actions of DTC, Clearstream or Euroclear or any of their direct or indirect participants. We have no responsibility for any aspect of the records kept by DTC, Clearstream or Euroclear or any of their direct or indirect participants. We also do not supervise these systems in any way. This is also true for any other clearing system indicated in a prospectus supplement.

DTC, Clearstream, Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform these procedures and may modify them or discontinue them at any time.

The description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream and Euroclear as they are currently in effect. These systems could change their rules and procedures at any time.

As used in this section, any reference to securities also refers to book-entry securities issued in respect of securities in bearer form.

The Clearing Systems

DTC

We understand that DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a "banking organization" within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

•	a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds and provides asset servicing for U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments that DTC's participants ("Direct Participants") deposit with DTC.

DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants' accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations.

DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants").

The DTC Rules applicable to its participants are on file with the SEC.

Clearstream

We understand that Clearstream is a duly licensed bank organized as a société anonyme incorporated under the laws of Luxembourg and is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier).

Clearstream holds securities for its participants and facilitates the clearance and settlement of securities transactions among them. It does so through electronic book-entry changes to the accounts of its customers. This eliminates the need for physical movement of certificates.

In addition to the clearance and settlement of internationally traded securities, Clearstream provides its participants, among other things, safekeeping, administration, clearance and securities lending and borrowing services. It interfaces with the domestic markets in several countries.

Clearstream's participants include worldwide securities brokers and dealers, banks, trust companies and clearing corporations and certain professional financial intermediaries. Its U.S. participants are limited to securities brokers and dealers and banks.

Indirect access to the Clearstream system is also available to others that clear through Clearstream participants or that have custodial relationships with its participants, such as banks, brokers, dealers and trust companies.

Euroclear

We understand that Euroclear is incorporated under the laws of Belgium as a bank and is subject to regulation by the Belgian Banking and Finance Commission (Commission Bancaire et Financière) and the National Bank of Belgium (Banque Nationale de Belgique).

Euroclear holds securities for its participants and facilitates the clearance and settlement of securities transactions among them. It does so through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates.

Euroclear provides other services to its participants, including credit custody, lending and borrowing of securities and tri-party collateral management. It interfaces with the domestic markets of several countries.

Euroclear participants include banks, including central banks, securities brokers and dealers, trust companies and clearing corporations and certain other professional financial intermediaries.

Indirect access to the Euroclear system is also available to others that clear through Euroclear participants or that have relationships with Euroclear participants.

All securities in Euroclear are held on a fungible basis. This means that specific certificates are not matched to specific securities clearance accounts.

Other Clearing Systems

We may choose any other clearing system for a particular series of securities. The clearance and settlement procedures for the clearing system we choose will be described in the applicable prospectus supplement.

Primary Distribution

The distribution of the securities will be cleared through one or more of the clearing systems that we have described above or any other clearing system that is specified in the applicable prospectus supplement. Payment for securities will be made on a delivery versus payment basis (or, if indicated, in limited circumstances, on a free delivery basis), except as otherwise specified in the applicable prospectus supplement.

Clearance and settlement procedures may vary from one series of securities to another according to the currency that is chosen for the specific series of securities. Customary clearance and settlement procedures are described below.

We will submit applications to the relevant system or systems for the securities to be accepted for clearance. The clearance numbers that are applicable to each clearance system will be specified in the applicable prospectus supplement.

Clearance and Settlement Procedures—DTC

DTC participants that hold securities through DTC on behalf of investors will follow the settlement practices applicable to U.S. corporate debt obligations in DTC's Same-Day Funds Settlement System.

For payments in U.S. dollars, securities will be credited to the securities custody accounts of these DTC participants against payment in same-day funds, on the settlement date. For payments in a currency other than U.S. dollars, securities will be credited free of payment on the settlement date.

Clearance and Settlement Procedures—Euroclear and Clearstream

We understand that investors who hold their securities through Euroclear or Clearstream accounts will follow the settlement procedures that are applicable to conventional Eurobonds in registered form.

Securities will be credited to the securities custody accounts of Euroclear and Clearstream participants on the business day following the settlement date, for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.

Secondary Market Trading

Trading between DTC Participants

Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC's rules. Secondary market trading will be settled using procedures applicable to U.S. corporate debt obligations.

If payment is made in U.S. dollars, settlement will be in same-day funds. If payment is made in a currency other than U.S. dollars, separate payment arrangements outside of the DTC system must be made between the DTC participants involved.

Trading between Euroclear and/or Clearstream Participants

We understand that secondary market trading between Euroclear and/or Clearstream participants will occur in the ordinary way following the applicable rules and operating procedures of Euroclear and Clearstream. Secondary market trading will be settled using procedures applicable to conventional Eurobonds in registered form.

Transfers Between DTC and Clearstream or Euroclear

Cross-market transfers between persons holding directly or indirectly through DTC participants, on the one hand, and directly or indirectly through Clearstream participants or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary. However, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty participants in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and for bonds denominated in U.S. dollars, making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to the respective U.S. depositaries.

Due to time-zone differences, credits of securities received by Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and will be dated the business day following the DTC settlement date. Such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream participants or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream or Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be generally available to the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among their respective participants, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

TAXATION OF THE DEBT SECURITIES

French Taxation

The following generally summarizes the material French tax consequences of purchasing, owning and disposing of the debt securities described in this prospectus. The statements related to French tax laws set forth below are based on the laws in force as of the date hereof, and are subject to any changes in applicable laws and tax treaties after such date.

This discussion applies to debt securities that are in the form of "obligations" under French law. All of the debt securities we offer hereby will be in the form of "obligations," except as otherwise set forth in the relevant prospectus supplement. If we offer other forms of debt securities, any material tax consequences will be described in the prospectus supplement.

This discussion is intended only as a descriptive summary and does not purport to be a complete analysis or listing of all potential effects of the purchase, ownership or disposal of the debt securities described in this prospectus.

The following summary does not address the treatment of debt securities that are held by a holder who: (i) is a resident of France for the purposes of French taxation, (ii) is a shareholder of the issuer, or (iii) carries on business or performs personal services in France, in connection with a permanent establishment or fixed base.

Investors should consult their own tax advisors regarding the tax consequences of the purchase, ownership and disposal of debt securities in the light of their particular circumstances.

Taxation of Income

Interest and Other Similar Revenues from the Debt Securities

French Taxation. Following the introduction of the French Loi de finances rectificative pour 2009 no. 3 (No. 2009-1674 dated December 30, 2009) (the "Law"), payments of interest and other similar revenues made by the Issuer with respect to debt securities issued on or after March 1, 2010 are not subject to the withholding tax set out under Article 125 A III of the French General Tax Code unless such payments are made outside France in a non-cooperative State or territory (Etat ou territoire non coopératif) within the meaning of Article 238-0 A of the French General Tax Code (a "Non-Cooperative State"). Irrespective of the tax residence of the holder of the debt securities, a 75% withholding tax is applicable (subject to certain exceptions and to the more favorable provisions of any applicable double tax treaty) pursuant to Article 125 A III of the French General Tax Code with respect to such payments under the debt securities made in a Non-Cooperative State. Pursuant to the Bulletins Officiels des Finances Publiques-Impôts BOI-RPPM-RCM-30-10-20-40-20140211, BOI-RPPM-RCM-30-10-30-30-20140211, BOI-INT-DG-20-50-20140211, BOI-ANNX-000364-20120912 and BOI-ANNX-000366-20120912 (the "BOFIP"), such payments under the debt securities would be deemed to be made in a Non-Cooperative State if (i) made to a bank account opened in a financial institution located in a Non-Cooperative State if such payments are made by way of a bank transfer (inscription en compte) or (ii) paid or accrued to persons established or domiciled in such Non-Cooperative State if such payments are made in cash, by check or by any other means.

Pursuant to ministerial regulations (arrêtés) dated August 21, 2013 and January 17, 2014, the list of Non-Cooperative States referred to in Article 238-0 A of the French General Tax Code comprises, for the year 2014, the following States: Botswana, the British Virgin Islands, Brunei, Guatemala, the Marshall Islands, Montserrat, Nauru, and Niue. The list of Non-Cooperative States is in principle updated on a yearly basis, and the next update may take place in 2014.

Furthermore, according to Article 238 A of the French General Tax Code, interest and other similar revenues on such debt securities paid on a bank account opened in a financial institution located in a Non-Cooperative State or paid or accrued to persons established or domiciled in a Non-Cooperative State may not be deductible from the Issuer's taxable income. Under certain conditions, any such non-deductible interest and other similar revenues may be recharacterized as deemed distributed income pursuant to Article 109 and seq. of the French General Tax Code, in which case such non-deductible interest and other similar revenues may be subject to the withholding tax set out under Article 119 bis 2 of the French General Tax Code, at a rate of 30% or 75% subject to more favorable provisions of any applicable double tax treaty.

Notwithstanding the foregoing, the Law provides that neither the 75% withholding tax provided by Article 125 A III of the French General Tax Code, nor the non-deductibility of interest and other similar revenues (to the extent the relevant interest and other similar revenues relate to genuine transactions and are not in an abnormal or exaggerated amount), and the withholding tax set out under Article 119 bis 2 of the French General Tax Code that may be levied as a result of such non deductibility, will apply in respect of a particular issue of debt securities if the Issuer can prove that the principal purpose and effect of such issue was not to allow the payments of interest or other similar revenues to be made in a Non-Cooperative State (the "Exemption").

Pursuant to the BOFIP, the Issuer shall (i) as for the purpose of the transaction, demonstrate that its main intention at the date of such transaction was not to locate profits in a Non-Cooperative State and (ii) as for the effect of the transaction, evidence that the main effect of such transaction is not tax-related, by providing tangible and quantitative elements that enable an objective comparison between (x) the benefits resulting from tax effects derived from the payment of interest and other similar revenues, or the location of the person to which they are paid or accrued, in a Non-Cooperative State and (y) that related to effects of another nature.

Pursuant to the BOFIP, an issue of debt securities will in any event be deemed not to have such a purpose and effect, and accordingly will be able to benefit from the Exemption if such debt securities are:

(i)	offered by means of a public offering within the meaning of Article L.411-1 of the French Monetary and Financial Code or pursuant to an equivalent offer in a State other than a Non-Cooperative State. For this purpose, an "equivalent offer" means any offer requiring the registration or submission of an offer document by or with a foreign securities market authority; or

(ii)	admitted to trading on a regulated market or on a French or foreign multilateral securities trading system provided that such market or system is not located in a Non-Cooperative State, and the operation of such market is carried out by a market operator or an investment services provider, or by such other similar foreign entity, provided further that such market operator, investment services provider or entity is not located in a Non-Cooperative State; or

(iii)	admitted, at the time of their issue, to the operations of a central depository, or to those of a settlement and delivery systems operator for financial instruments within the meaning of Article L. 561-2 of the French Monetary and Financial Code, or of one or more similar foreign depositories or systems operators, provided that such depository or systems operator is not located in a Non-Cooperative State.

EU Taxation. On June 3, 2003, the European Council of Economics and Finance Ministers adopted a Savings Directive (in this section "Taxation of the Debt Securities," the "Savings Directive") on the taxation of savings income under which EU Member States are required from July 1, 2005, to provide to the tax authorities of another Member State details of payments of interest (or similar income) paid by a person within its jurisdiction to an individual resident in that other Member State, except that, for a transitional period, Luxembourg and Austria are instead required (unless during that period they elect otherwise) to operate a withholding system in relation to such payments, provided however that the relevant beneficial owner of the payment may instead elect for the disclosure of information method or for the tax certificate procedure, as applicable. The rate of such withholding tax equals 35% as from July 1, 2011. In April 2013, the Luxembourg Government announced its intention to abolish the withholding system with effect as from January 1, 2015, in favor of the disclosure of information method.

The transitional period will end at the end of the first full fiscal year following the later of (i) the date of entry into force of an agreement between the European Community, following a unanimous decision of the European Council, and the last of Switzerland, Liechtenstein, San Marino, Monaco and Andorra, providing for the exchange of information upon request as defined in the OECD Model Agreement on Exchange of Information on Tax Matters released on 18 April 2002 (the "OECD Model Agreement") with respect to interest payments within the meaning of the Savings Directive, in addition to the simultaneous application by those same countries of a withholding tax on such payments at the rate applicable for the corresponding periods mentioned above, and (ii) the date on which the European Council unanimously agrees that the United States of America is committed to exchange of information upon request as defined in the OECD Model Agreement with respect to interest payments within the meaning of the Savings Directive.

On November 13, 2008, the European Commission published a proposal for amendments to the Savings Directive. The proposal included a number of suggested changes which, if implemented, would broaden the scope of the rules described above. The European Parliament approved an amended version of this proposal on April 24, 2009. Investors who are in any doubt as to their position should consult their professional advisors.

In relation to French taxation, the Savings Directive has been implemented in French law under Article 242 ter of the French General Tax Code and Articles 49 I ter to 49 I sexies of the Schedule III to the French General Tax Code which impose on paying agents based in France an obligation to report to the French tax authorities certain information with respect to interest payments made to beneficial owners domiciled in another Member State, including, among other things, the identity and address of the beneficial owner and a detailed list of the different categories of interest paid to that beneficial owner.

European Union Draft Directive on a common Financial Transaction Tax. On February 14, 2013, the EU Commission adopted a proposal for a Council Directive (the "Draft Directive") on a common financial transaction tax (the "FTT"). According to the Draft Directive, the FTT was to be implemented and enter into effect in eleven EU Member States (Austria, Belgium, Estonia, France, Germany, Greece, Italy, Portugal, Spain, Slovakia, and Slovenia, the "Participating Member States") towards the middle of 2014.

Pursuant to the Draft Directive, the FTT shall be payable on financial transactions provided at least one party to the financial transaction is established or deemed established in a Participating Member State and there is a financial institution established or deemed established in a Participating Member State which is a party to the financial transaction, or is acting in the name of a party to the transaction. The FTT shall, however, not apply to (inter alia) primary market transactions referred to in Article 5 (c) Regulation (EC) No 1287/2006, including the activity of underwriting and subsequent allocation of financial instruments in the framework of their issue.

The rates of the FTT shall be fixed by each Participating Member State but for transactions involving financial instruments other than derivatives shall amount to at least 0.1% of the taxable amount. The taxable amount for such transactions shall in general be determined by reference to the consideration paid or owed in return for the transfer. The FTT shall be payable by each financial institution established or deemed established in a Participating Member State which is a party to the financial transaction, acting in the name of a party to the transaction or where the transaction has been carried out on its account. Where the FTT due has not been paid within the applicable time limits, each party to a financial transaction, including persons other than financial institutions, shall become jointly and severally liable for the payment of the FTT due.

Prospective holders should therefore note, in particular, that any sale, purchase, or exchange of the notes will be subject to the FTT at a minimum rate of 0.1% provided the abovementioned prerequisites are met. The holder may be liable to itself pay this charge or reimburse a financial institution for the charge, and / or may affect the value of the notes. However, the current issuance of notes should not be subject to the FTT.

The Draft Directive is still subject to negotiation between the Participating Member States and therefore may be changed at any time. Moreover, once the Draft Directive has been adopted (the "FTT Directive"), it will need to be implemented into the respective domestic laws of the Participating Member States and the domestic provisions implementing the FTT Directive might deviate from the FTT Directive itself.

Additional amounts. If the French tax laws or regulations applicable to us (or to any of our successors) change and payments in respect of the debt securities become subject to withholding or deduction, we may be required to pay you additional amounts to offset such withholding except as provided in "Description of the Debt Securities—Special Situations—Payment of Additional Amounts", including under "—Optional Tax Redemption", or in any applicable prospectus supplement.

Capital Gains

Non-French resident holders of debt securities who do not hold the debt securities in connection with a business or profession conducted in France, or in connection with a permanent establishment or fixed base located in France, will not be subject to any French income tax or capital gains tax on the sale or disposal of debt securities. Transfers of debt securities made outside France will not be subject to any stamp duty or other transfer taxes imposed in France.

Estate and Gift Tax

France imposes estate and gift tax on securities of a French company that are acquired by inheritance or gift. The tax applies without regard to the residence of the transferor. As of July 31, 2011, pursuant to French law No. 2011-900 (dated July 29, 2011), debt securities of a French company transferred through a trust are included in the scope of the French estate and gift tax. However, France has entered into estate and gift tax treaties with a number of countries pursuant to which, assuming certain conditions are met, residents of the treaty country may be exempted from such tax or obtain a tax credit.

Under the Convention between the Government of the United States of America and the Government of French Republic for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes and Estates and Gifts dated November 24, 1978, a transfer of debt securities by gift or by reason of the death of a U.S. holder entitled to benefits under that convention will not be subject to French gift or inheritance tax, so long as the donor or decedent was not domiciled in France at the time of making the gift or at the time of his or her death and the debt securities were not used or held for use in the conduct of a business or profession through a permanent establishment or fixed base in France.

Wealth Tax

French wealth tax (impôt de solidarité sur la fortune) does not apply to debt securities owned by non-French residents.

United States Taxation

This subsection deals only with debt securities that are issued in registered form for U.S. tax purposes and are due to mature 30 years or less from the date on which they are issued. The U.S. federal income tax consequences of owning debt securities, if any, that are issued in bearer form for U.S. tax purposes or debt securities, if any, that are to mature more than 30 years from their date of issue and any other special U.S. federal income tax consequences applicable to a particular series of debt securities will be discussed in the related prospectus supplement.

The following discussion generally summarizes the material U.S. federal income tax consequences to a U.S. holder of purchasing, owning and disposing of the debt securities. For this purpose, you will be a U.S. holder if you are an individual who is a citizen or resident of the United States, a U.S. domestic corporation or other entity taxed as a U.S. domestic corporation for U.S. federal income tax purposes, an estate whose income is subject to United States federal income tax regardless of its source, a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust, or any other person that is subject to U.S. federal income tax on a net income basis in respect of an investment in the debt securities. This summary deals only with U.S. holders that hold debt securities as capital assets. With respect to debt securities purchased in the initial offering, this summary deals only with debt securities issued at the "issue price" (as defined in the Prospectus). It does not address considerations that may be relevant to you if you are an investor that is subject to special tax rules, such as a bank, thrift, real estate investment trust, regulated investment company, insurance company, dealer in securities or currencies, trader in securities or commodities that elects mark-to- market treatment, a person that will hold debt securities as a hedge against currency risk or as a position in a "straddle" or conversion transaction, a tax-exempt organization, partnership or other entity classified as a partnership for U.S. federal income tax purposes, a person subject to the alternative minimum tax or a person whose "functional currency" is not the U.S. dollar.

This description is based on the U.S. Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, existing and proposed U.S. Treasury Regulations, U.S. Internal Revenue Service administrative pronouncements and judicial decisions, all as available and in effect on the date hereof and all of which may change. Any change could apply retroactively and could affect the continued validity of this summary. This summary assumes that the debt securities will be characterized as debt, rather than equity, for U.S. federal income tax purposes and that U.S. holders will treat the debt securities as such. In addition, this summary does not address all aspects of U.S. federal income taxes nor does it address all tax considerations that may be relevant to a U.S. holder in light of such holder's personal circumstances (including estate and gift tax considerations or state, local or other non-U.S. federal tax considerations).

You should consult your own tax advisor with respect to the U.S. federal income tax consequences of acquiring, holding and disposing of debt securities, including the relevance to your particular situation of the considerations discussed below. You should also consult your U.S. tax advisor regarding the relevance to your particular situation of state, local or other tax laws, including the Income Tax Treaty between France and the United States of America.

Payments or Accruals of Interest

Interest payments or accruals on the debt securities will be "qualified stated interest" (as defined in the Prospectus) and thus will be taxable to you as ordinary interest income, and not as capital gain, at the time that you receive or accrue such amounts (in accordance with your regular method of tax accounting). If you use the cash method of tax accounting and you receive payments of interest pursuant to the terms of a debt security in a currency other than U.S. dollars (a "foreign currency"), the amount of interest income you will realize will generally be the U.S. dollar value of the foreign currency payment based on the spot exchange rate in effect on the date you receive the payment, regardless of whether you convert the payment into U.S. dollars. If you are an accrual-basis U.S. holder, the amount of interest income you will realize may be based on the average spot exchange rate in effect during the interest accrual period (or with respect to an interest accrual period that spans two taxable years, at the average spot exchange rate for the partial period within the taxable year). Alternatively, as an accrual-basis U.S. holder, you may elect to translate all interest income on foreign currency-denominated debt securities at the spot exchange rate on the last day of the accrual period (or the last day of the taxable year, in the case of an accrual period that spans more than one taxable year) or on the date that you receive the interest payment if that date is within five business days of the end of the accrual period. If you make this election, you must apply it consistently to all debt instruments from year to year and you cannot change the election without the consent of the U.S. Internal Revenue Service. If you use the accrual method of accounting for tax purposes, you should recognize foreign currency gain or loss on the receipt of a foreign currency interest payment if the spot exchange rate in effect on the date the payment is received differs from the rate applicable to a previous accrual of that interest income. This foreign currency gain or loss should be treated as ordinary income or loss, but generally will not be treated as an adjustment to interest income received on the debt security. Your interest income will be foreign source for U.S. federal income tax purposes, and any foreign exchange gain you realize (as described above) generally will be U.S. source or foreign source according to your tax residence for such purposes.

Purchase, Sale and Retirement of Debt Securities

Initially, your tax basis in a debt security generally will equal the cost of the debt security to you. Your tax basis should increase by any amounts that you are required to include in income under the rules governing original issue discount and market discount, each of which is discussed below, and will decrease by the amount of any amortized premium and any payments other than qualified stated interest made on the debt security. (The rules for determining these amounts are discussed below.) If you purchase a debt security that is denominated in a foreign currency, the cost to you (and therefore generally your initial tax basis) will generally be the U.S. dollar value of the foreign currency purchase price on the date of purchase calculated at the spot exchange rate in effect on that date. If the foreign currency debt security is traded on an established securities market and you are a cash-basis taxpayer (or if you are an accrual-basis taxpayer that makes a special election), you will determine the U.S. dollar value of the cost of the debt security by translating the amount of the foreign currency that you paid for the debt security at the spot exchange rate on the settlement date of your purchase. The amount of any subsequent adjustments to your tax basis in a debt security in respect of foreign currency-denominated original issue discount, market discount and premium will be determined in the manner described below. If you convert U.S. dollars into a foreign currency and then immediately use that foreign currency to purchase a debt security, you generally will not have any taxable gain or loss as a result of the conversion or purchase.

When you sell or exchange a debt security, or if a debt security that you hold is retired, you generally will recognize gain or loss equal to the difference between the amount you realize on the transaction (less any accrued qualified stated interest, which will be subject to tax in the manner described above under "Payments or Accruals of Interest") and your tax basis in the debt security. If you sell or exchange a debt security for foreign currency, or receive foreign currency on the retirement of a debt security, the amount you will realize for U.S. tax purposes generally will be the dollar value of the foreign currency that you receive calculated at the spot exchange rate in effect on the date the foreign currency debt security is disposed of or retired. If you dispose of a foreign currency debt security that is traded on an established securities market and you are a cash-basis U.S. holder (or if you are an accrual-basis holder that makes a special election), you will generally determine the U.S. dollar value of the amount realized by translating the amount at the spot exchange rate on the settlement date of the sale, exchange or retirement.

The special election available to you if you are an accrual-basis taxpayer in respect of the purchase and sale of foreign currency debt securities traded on an established securities market, must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the U.S. Internal Revenue Service.

Except as discussed below with respect to market discount and foreign currency gain or loss, the gain or loss that you recognize on the sale, exchange or retirement of a debt security generally will be capital gain or loss. The gain or loss on the sale, exchange or retirement of a debt security will be long-term capital gain or loss if you have held the debt security for more than one year on the date of disposition. Under current law, net long-term capital gain recognized by an individual U.S. holder generally will be subject to tax at a maximum tax rate of 20%, rather than the higher rate applicable to net short-term capital gain or ordinary income. The ability of U.S. holders to offset capital losses against ordinary income is limited.

Despite the foregoing, the gain or loss that you recognize on the sale, exchange or retirement of a foreign currency debt security generally will be treated as ordinary income or loss (rather than capital gain or loss) to the extent that the gain or loss is attributable to changes in exchange rates during the period in which you held the debt security. This foreign currency gain or loss should not be treated as an adjustment to interest income that you receive on the debt security.

Original Issue Discount

If we issue debt securities at a discount from their stated redemption price at maturity, and the discount is equal to or more than the product of one-fourth of one percent (0.25%) of the stated redemption price at maturity of the debt securities multiplied by the number of full years to their maturity, the debt securities will generally be "Original Issue Discount Debt Securities." The difference between the issue price and the stated redemption price at maturity of the debt securities will be the "original issue discount." The "issue price" of the debt securities will generally be the first price at which a substantial amount of the debt securities are sold to the public (i.e., excluding sales of debt securities to underwriters, placement agents, wholesalers, or similar persons). The "stated redemption price at maturity" should include all payments under the debt securities other than payments of qualified stated interest. The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments issued by the Company) at least annually during the entire term of a debt security at a single fixed interest rate or, subject to certain conditions, based on one or more interest indices.

If you invest in an Original Issue Discount Debt Security, you generally will be subject to the special tax accounting rules for original issue discount obligations provided by the Code and certain U.S. Treasury Regulations. You should be aware that, as described in greater detail below, if you invest in an Original Issue Discount Debt Security, you generally will be required to include original issue discount in ordinary gross income for U.S. federal income tax purposes as it accrues, although you may not yet have received the cash attributable to that income.

In general, and regardless of whether you use the cash or the accrual method of tax accounting, if you are the holder of an Original Issue Discount Debt Security with a maturity greater than one year, you will be required to include in ordinary gross income the sum of the "daily portions" of original issue discount on that debt security for all days during the taxable year that you own the debt security. The daily portions of original issue discount on an Original Issue Discount Debt Security are determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that period. Accrual periods may be any length and may vary in length over the term of an Original Issue Discount Debt Security, so long as no accrual period is longer than one year and each scheduled payment of principal or interest occurs on the first or last day of an accrual period. If you are the initial holder of the debt security, the amount of original issue discount on an Original Issue Discount Debt Security allocable to each accrual period is generally determined by:

(i)	multiplying the "adjusted issue price" (as defined below) of the debt security at the beginning of the accrual period by the yield to maturity (defined below) of the debt security, appropriately adjusted to reflect the length of such accrual period; and

(ii)	subtracting from that product the amount (if any) payable as qualified stated interest allocable to that accrual period.

In the case of an Original Issue Discount Debt Security that is a floating rate debt security, both the "yield to maturity" and the qualified stated interest may be determined for these purposes as if the debt security bore interest for all periods at a fixed rate generally equal to the rate that would be applicable to interest payments on the debt security on its date of issue or, in the case of some floating rate debt securities, the rate that reflects the yield that is reasonably expected for the debt security. (Additional rules may apply if interest on a floating rate debt security is based on more than one interest index.)

The "adjusted issue price" of an Original Issue Discount Debt Security at the beginning of any accrual period will generally be the sum of its issue price (including any accrued interest) and the amount of original issue discount allocable to all prior accrual periods, reduced by the amount of all payments other than any qualified stated interest payments on the debt security in all prior accrual periods. All payments on an Original Issue Discount Debt Security (other than qualified stated interest) will generally be viewed first as payments of previously accrued original issue discount (to the extent of the previously accrued discount), with payments considered made from the earliest accrual periods first, and then as a payment of principal. The "yield to maturity" of a debt security is the discount rate (appropriately adjusted to reflect the length of accrual periods) that causes the present value on the issue date of all payments on the debt security to equal the issue price. As a result of this "constant yield" method of including original issue discount income, the amounts you will be required to include in your gross income if you invest in an Original Issue Discount Debt Security denominated in U.S. dollars generally will be less in the early years and greater in the later years than amounts that would be includible on a straight-line basis.

You generally may make an irrevocable election to include in income your entire return on a debt security (i.e., the excess of all remaining payments to be received on the debt security, including payments of qualified stated interest, over the amount you paid for the debt security) under the constant yield method described above. If you purchase debt securities at a premium or market discount and if you make this election, you will also be deemed to have made the election (discussed below under "Premium" and "Market Discount") to amortize premium or to accrue market discount currently on a constant yield basis in respect of all other premium or market discount bonds that you hold.

In the case of an Original Issue Discount Debt Security that is also a foreign currency debt security, you should determine the U.S. dollar amount includible as original issue discount for each accrual period by (i) calculating the amount of original issue discount allocable to each accrual period in the foreign currency using the constant yield method described above and (ii) translating that foreign currency amount at the average spot exchange rate in effect during that accrual period (or, with respect to an interest accrual period that spans two taxable years, at the average spot exchange rate for each partial period). Alternatively, you may translate the foreign currency amount at the spot exchange rate on the last day of the accrual period (or the last day of the taxable year, for an accrual period that spans two taxable years) or at the spot exchange rate on the date of receipt, if that date is within five business days of the last day of the accrual period, provided that you have made the special election described above under "Payments or Accruals of Interest." Because exchange rates may fluctuate, if you are the holder of an Original Issue Discount Debt Security that is also a foreign currency debt security, you may recognize a different amount of original issue discount income in each accrual period than would be the case if you were the holder of an otherwise similar Original Issue Discount Debt Security denominated in U.S. dollars. Upon the receipt of an amount attributable to original issue discount (whether in connection with a payment of an amount that is not qualified stated interest or the sale or retirement of the Original Issue Discount Debt Security), you will recognize ordinary income or loss measured by the difference between the amount received (translated into U.S. dollars at the spot exchange rate in effect on the date of receipt or on the date of disposition of the Original Issue Discount Debt Security, as the case may be) and the amount accrued (using the spot exchange rate applicable to such previous accrual).

If you purchase an Original Issue Discount Debt Security outside of the initial offering at a cost less than its remaining redemption amount (i.e., the total of all future payments to be made on the debt security other than payments of qualified stated interest), or if you purchase an Original Issue Discount Debt Security in the initial offering at a price other than the debt security's issue price, you generally will also be required to include in gross income the daily portions of original issue discount, calculated as described above. However, if you acquire an Original Issue Discount Debt Security at a price greater than its adjusted issue price, but less than its remaining redemption amount, you will be required to reduce your periodic inclusions of original issue discount to reflect the premium paid over the adjusted issue price.

Floating rate debt securities generally will be treated as "variable rate debt instruments" under the U.S. Treasury Regulations governing original issue discount. Accordingly, the stated interest on a Floating Rate Debt Security generally will be treated as "qualified stated interest" and such a debt security will not have original issue discount solely as a result of the fact that it provides for interest at a variable rate. If a floating rate debt security does not qualify as a "variable rate debt instrument," the debt security will be subject to special rules that govern the tax treatment of debt obligations that provide for contingent payments. We will provide a detailed description of the tax considerations relevant to U.S. holders of any such debt securities in the applicable prospectus supplement.

Certain Original Issue Discount Debt Securities may be redeemed prior to maturity, either at the option of the Company or at the option of the holder, or may have special repayment or interest rate reset features as indicated in the applicable prospectus supplement. Original Issue Discount Debt Securities containing these features may be subject to rules that differ from the general rules discussed above. If you purchase Original Issue Discount Debt Securities with these features, you should carefully examine the applicable prospectus supplement and consult your tax advisor about their treatment since the tax consequences of original issue discount will depend, in part, on the particular terms and features of the debt securities.

Short-Term Debt Securities

The rules described above will also generally apply to Original Issue Discount Debt Securities with maturities of one year or less ("short-term debt securities"), but with some modifications.

First, the original issue discount rules treat none of the interest on a short-term debt security as qualified stated interest, but treat a short-term debt security as having original issue discount. Thus, all short-term debt securities should be Original Issue Discount Debt Securities. Except as noted below, if you are a cash-basis holder of a short-term debt security and you do not identify the short-term debt security as part of a hedging transaction you will generally not be required to accrue original issue discount currently, but you should be required to treat any gain realized on a sale, exchange or retirement of the debt security as ordinary income to the extent such gain does not exceed the original issue discount accrued with respect to the debt security during the period you held the debt security. A cash basis holder may not be allowed to deduct all of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a short-term debt security until the maturity of the debt security or its earlier disposition in a taxable transaction. Notwithstanding the foregoing, if you are a cash-basis U.S. holder of a short-term debt security, you may elect to accrue original issue discount on a current basis (in which case the limitation on the deductibility of interest described above will not apply). A U.S. holder using the accrual method of tax accounting and some cash method holders generally will be required to include original issue discount on a short-term debt security in gross income on a current basis. Original issue discount will be treated as accruing for these purposes on a ratable basis or, at the election of the holder, on a constant yield basis based on daily compounding.

Second, regardless of whether you are a cash-basis or accrual-basis holder, if you are the holder of a short-term debt security you may elect to accrue any "acquisition discount" with respect to the debt security on a current basis. Acquisition discount is the excess of the remaining redemption amount of the debt security at the time of acquisition over the purchase price. Acquisition discount will be treated as accruing ratably to the electing shareholder, or, at the election of the holder, under a constant yield method based on daily compounding. If you elect to accrue acquisition discount, the original issue discount rules will not apply.

Finally, the market discount rules described below will not apply to short-term debt securities.

Premium

If you purchase a debt security at a cost greater than the debt security's remaining redemption amount, you should be considered to have purchased the debt security at a premium, and you may elect to amortize the premium as an offset to interest income, using a constant-yield method, over the remaining term of the debt security. If you make this election, it generally will apply to all debt instruments that you hold at the time of the election, as well as any debt instruments that you subsequently acquire. In addition, you may not revoke the election without the consent of the U.S. Internal Revenue Service. If you elect to amortize the premium, you will be required to reduce your tax basis in the debt security by the amount of the premium amortized during your holding period. Original Issue Discount Debt Securities purchased at a premium will not be subject to the original issue discount rules described above. In the case of premium on a foreign currency debt security, you should calculate the amortization of the premium in the foreign currency. Premium amortization deductions attributable to a period reduce interest income in respect of that period, and therefore should be translated into

U.S. dollars at the rate that you use for interest payments in respect of that period. Exchange gain or loss will be generally realized with respect to amortized premium on a foreign currency debt security based on the difference between the spot exchange rate computed on the date or dates the premium is amortized against interest payments on the debt security and the spot exchange rate on the date the holder acquired the debt security.

If you do not elect to amortize premium, the amount of premium should be included in your tax basis in the debt security. Therefore, if you do not elect to amortize premium and you hold the debt security to maturity, you generally will be required to treat the premium as capital loss at maturity.

Market Discount

If you purchase a debt security at a price that is lower than the debt security's remaining redemption amount (or in the case of an Original Issue Discount Debt Security, the debt security's adjusted issue price), by 0.25% or more of the remaining redemption amount (or adjusted issue price), multiplied by the number of remaining whole years to maturity, the debt security will generally be considered to bear "market discount" in your hands. In this case, any gain that you realize on the disposition of the debt security generally will be treated as ordinary interest income to the extent of the market discount that accrued thereon during your holding period. In addition, you may be required to defer the deduction of a portion of the interest paid on any indebtedness that you incurred to purchase or to carry the debt security. In general, market discount will be treated as accruing ratably over the term of the debt security, or, at your election, under a constant-yield method. You must accrue market discount on a foreign currency debt security in the specified currency. The amount that you will be required to include in income in respect of accrued market discount will be the U.S. dollar value of the accrued amount, generally calculated at the spot exchange rate in effect on the date that you dispose of the debt security.

You may elect to include market discount in gross income currently as it accrues (on either a ratable or constant yield basis), in lieu of treating a portion of any gain realized on a sale of the debt security as ordinary income. If you elect to include market discount on a current basis, the interest deduction deferral rule described above will not apply. If you do make such an election, it will apply to all market discount debt instruments that you acquire on or after the first day of the first taxable year to which the election applies. The election may not be revoked without the consent of the U.S. Internal Revenue Service. Any accrued market discount on a foreign currency debt security that is currently includible in income will be translated into U.S. dollars at the average spot exchange rate for the accrual period (or portion thereof within the holder's taxable year).

Indexed Debt Securities and Other Debt Securities Providing for Contingent Payments

Special rules govern the tax treatment of debt obligations that provide for contingent payments ("contingent debt obligations"). These rules generally require accrual of interest income on a constant yield basis in respect of contingent debt obligations at a yield determined at the time of issuance of the obligation, and may require adjustments to these accruals when any contingent payments are made. We will provide a detailed description of the tax considerations relevant to U.S. holders of any contingent debt obligations in the applicable prospectus supplement.

Medicare Tax

U.S. holders of notes who are individuals, estates or trusts may be required to pay a Medicare tax of 3.8% (in addition to taxes they would otherwise be subject to) on their "net investment income", which includes, among other things, interest on and capital gains from the sale or other disposition of the notes.

Foreign Asset Reporting

In addition, if you are an individual (and, to the extent provided in future regulations, an entity), you may be subject to recently enacted reporting obligations with respect to your debt securities if the aggregate value of these and certain other "specified foreign financial assets" exceeds $50,000. If required, this disclosure is made by filing Form 8938 with the U.S. Internal Revenue Service. Significant penalties can apply if you are required to make this disclosure and fail to do so. In addition, you should consider your possible obligation to file a Form TD F 90-22.1—Foreign Bank and Financial Accounts Report as a result of holding debt securities.

Information Reporting and Backup Withholding

Payments made to a noteholder, other than a corporation, may be subject to information reporting and backup withholding, unless the noteholder provides proof of an applicable exemption or a correct taxpayer identification number (generally on IRS Form W-9 for U.S. holders or W-8BEN for non-U.S. holders), and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the noteholder's U.S. federal income tax liability, if any, provided the required information is furnished to the IRS.

PLAN OF DISTRIBUTION

We may sell the debt securities offered by this prospectus from time to time in any one or more of the following ways:

•	through underwriters;

•	through dealers;

•	through agents;

•	directly to purchasers; or

•	through a combination of any of these methods of sale.

The prospectus supplement relating to any offering will identify or describe:

•	the terms of the debt securities being offered;

•	the names of any underwriter, dealers or agents and the respective amounts of debt securities, if any, underwritten or purchased by them;

•	the form and amount of their compensation;

•	the estimated net proceeds to us;

•	the purchase price of the debt securities being offered;

•	the initial public offering price of the debt securities; and

•	any exchange on which the debt securities being offered will be listed, if applicable.

Underwriters

If we use underwriters in the sale, we will enter into an underwriting agreement. The underwriters will acquire debt securities for their own account and may resell the debt securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Debt securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. Unless we otherwise state in the prospectus supplement, various conditions to the underwriters' obligation to purchase debt securities apply, and the underwriters will be obligated to purchase all of the debt securities contemplated in an offering if they purchase any of such debt securities. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

One or more firms, referred to as "remarketing firms," may also offer or sell the debt securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the debt securities in accordance with a redemption or repayment pursuant to the terms of the debt securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm's compensation.

If the prospectus supplement so indicates, we may authorize agents and underwriters or dealers to solicit offers by certain purchasers to purchase the debt securities from us at the public offering price set forth in the prospectus supplement. These contracts will be subject to only those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such offers.

Dealers

If we use dealers in the sale, unless we otherwise indicate in the prospectus supplement, we will sell debt securities to the dealers as principals. The dealers may then resell the debt securities to the public at varying prices that the dealers may determine at the time of resale.

Agents and Direct Sales

We may sell debt securities directly or through agents that we designate. The prospectus supplement will name any agent involved in the offering and sale and state any commissions we will pay to that agent. Unless we indicate otherwise in the prospectus supplement, any agent is acting on a best efforts basis for the period of its appointment.

Institutional Investors

If we so indicate in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers from various institutional investors to purchase debt securities. In this case, payment and delivery will be made on a future date that the prospectus supplement specifies. The underwriters, dealers or agents may impose limitations on the minimum amount that the institutional investor can purchase. They may also impose limitations on the portion of the aggregate amount of the debt securities that they may sell. Such institutional investors may include:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies;

•	educational and charitable institutions; and

•	other similar institutions as we may approve.

The obligations of any of these purchasers pursuant to delayed delivery and payment arrangements will not be subject to any conditions. However, one exception applies. An institution's purchase of the particular debt securities cannot at the time of delivery be prohibited under the laws of any jurisdiction that governs:

•	the validity of the arrangements; or

•	the performance by us or the institutional investor.

Indemnification

Agreements that we enter into with underwriters, dealers or agents may entitle them to indemnification by us against various civil liabilities. These include liabilities under the Securities Act of 1933, as amended. The agreements may also entitle them to contribution for payments which they may be required to make as a result of these liabilities. Underwriters, dealers and/or agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

Market Making

Each series of debt securities will be a new issue of securities and will have no established trading market. The debt securities may or may not be listed on a national securities exchange. We cannot be sure as to the liquidity of or the existence of trading markets for any debt securities offered.

Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the debt securities. Specifically, the underwriters, if any, may overallot in connection with the offering, and may bid for, and purchase, the debt securities in the open market.

In the event that we do not list debt securities of any series on a U.S. national securities exchange, various broker-dealers may make a market in the debt securities, but will have no obligation to do so, and may discontinue any market making at any time without notice. Consequently, it may be the case that no broker-dealer will make a market in debt securities of any series or that the liquidity of the trading market for the debt securities will be limited.

Expenses

The expenses of any offering of debt securities will be detailed in the relevant prospectus supplement.

VALIDITY OF SECURITIES

The validity of the debt securities offered hereby will be passed upon by Jones Day, French and U.S. counsel for Orange. Certain matters of French law and New York law will be passed upon for any underwriters or agents by DLA Piper UK LLP, DLA Piper LLP (US) or any other law firm named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from Orange's 2013 Form 20-F, and the effectiveness of Orange's internal control over financial reporting as of December 31, 2013, have been audited by Deloitte & Associés and Ernst & Young Audit, independent registered public accounting firms, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firms given upon their authority as experts in accounting and auditing.

$1,250,000,000 1.625% Notes due 2019

_____________________

Prospectus Supplement

October  25, 2016

_____________________

BofA Merrill Lynch

J.P. Morgan

Morgan Stanley

MUFG

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